Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of January 30, 2026 by and among STONERIDGE, INC.,
STONERIDGE ELECTRONICS, INC,

and

CONTROL DEVICES ACQUISITION, LLC

Article I DEFINITIONS    1
Section 1.01.    Certain Defined Terms    1
Article II PURCHASE AND SALE; ASSIGNMENT AND ASSUMPTION    19
Section 2.01.    Purchase and Sale of Transferred Equity Interests    19
Section 2.02.    Assignment of Certain Transferred Assets.    19
Article III CLOSING    20
Section 3.01.    Closing    20
Section 3.02.    Closing Deliveries by the Seller    20
Section 3.03.    Closing Deliveries by the Buyer    21
Article IV PURCHASE PRICE    21
Section 4.01.    Purchase Price    21
Section 4.02.    Closing Adjustment    21
Section 4.03.    Post-Closing Adjustment.    22
Section 4.04.    Payment of Post-Closing Adjustment    24
Section 4.05.    Withholding.    24
Section 4.06.    Purchase Price Allocation    24
Article V REPRESENTATIONS AND WARRANTIES OF THE PRE-CLOSING REORGANIZATION SELLING PARTIES    25
Section 5.01.    Formation, Qualification and Authority of the Seller.    25
Section 5.02.    Formation and Qualification of the Transferred Entities    26
Section 5.03.    Capital Structure of the Transferred Entities    26
Section 5.04.    No Conflict.    27
Section 5.05.    Consents and Approvals    27
Section 5.06.    Financial Information; Absence of Undisclosed Liabilities;
Accounts Receivable; Inventories.    28
Section 5.07.    Absence of Certain Changes or Events    29
Section 5.08.    Absence of Litigation    32
Section 5.09.    Compliance with Laws    32
Section 5.10.    Permits    32
Section 5.11.    Sufficiency of the Business Assets    32
Section 5.12.    Intellectual Property.    33
Section 5.13.    Data Privacy    35
i

Section 5.14.    Material Contracts.    35
Section 5.15.    Material Customers and Material Suppliers    38
Section 5.16.    Employment and Employee Benefits Matters.    39
Section 5.17.    Real Property    42
Section 5.18.    Environmental Matters.    43
Section 5.19.    Taxes.    44
Section 5.20.    Tangible Personal Property    46
Section 5.21.    Brokers    46
Section 5.22.    Insurance    46
Section 5.23.    Product and Service Liability and Warranty    47
Section 5.24.    Compliance with International Trade Laws    47
Section 5.25.    Outbound Investment Rules    48
Section 5.26.    Related Party Transactions.    48
Section 5.27.    Bank Accounts    49
Section 5.28.    Debt and Closing Transaction Expenses    49
Section 5.29.    Non-Reliance    49
Section 5.30.    No Other Representations or Warranties    50
Article VI REPRESENTATIONS AND WARRANTIES OF THE BUYER    51
Section 6.01.    Organization and Qualification of the Buyer    51
Section 6.02.    Authority of the Buyer    51
Section 6.03.    No Conflict.    51
Section 6.04.    Consents and Approvals    52
Section 6.05.    Absence of Restraints; Compliance with Laws; Litigation.    52
Section 6.06.    Securities Matters    52
Section 6.07.    Brokers    53
Section 6.08.    Solvency    53
Section 6.09.    Investigation    53
Section 6.10.    Non-Reliance    53
Section 6.11.    No Other Representations and Warranties    54
Article VII ADDITIONAL AGREEMENTS    55
Section 7.01.    Bulk Transfer Laws.    55
Section 7.02.    R&W Insurance Policy    55

Section 7.03.    Release    55
Section 7.04.    Intercompany Obligations    56
Article VIII POST-CLOSING COVENANTS    57
Section 8.01.    Access    57
Section 8.02.    Records Preservation    58
Section 8.03.    D&O Insurance; Pre-Closing Insurance Coverage    58
Section 8.04.    Rights to Seller Marks    59
Section 8.05.    Insurance    60
Section 8.06.    Further Assurances; China Deposit; Royalty Cash; Mauritius
Share Transfer; Wrong Pockets    60
Section 8.07.    Shared Contracts    62
Section 8.08.    Non-Competition; Non-Solicitation.    63
Section 8.09.    Recordation of IP Assignments    64
Section 8.10.    Confidentiality    65
Section 8.11.    Non-Disparagement    66
Article IX EMPLOYEE MATTERS    66
Section 9.01.    General    66
Section 9.02.    401(k) Plan    70
Section 9.03.    No Third Party Beneficiary Rights    70
Article X TAX MATTERS    70
Section 10.01.    Transfer Taxes    70
Section 10.02.    Allocation of Certain Taxes    71
Section 10.03.    Preparation of Tax Returns    71
Section 10.04.    Post-Closing Actions    71
Section 10.05.    Tax Cooperation.    72
Section 10.06.    Post-Closing Transactions Not in the Ordinary Course    72
Section 10.07.    Tax Elections    72
Section 10.08.    Bulletin 7 Compliance    73
Section 10.09.    Tax Treatment of Payments    73
Article XI SURVIVAL; INDEMNIFICATION    73
Section 11.01.    Nonsurvival of Representations and Warranties    73
Section 11.02.    Indemnification by the Pre-Closing Reorganization Selling Parties    73

Section 11.03.    Indemnification by the Buyer    74
Section 11.04.    Indemnification Procedures.    74
Section 11.05.    Calculation of Indemnified Losses.    76
Section 11.06.    Exclusive Remedy    76
Section 11.07.    Indemnification Payments    77
Article XII GENERAL PROVISIONS    77
Section 12.01.    Expenses    77
Section 12.02.    Notices    77
Section 12.03.    Public Announcements    78
Section 12.04.    Severability    78
Section 12.05.    Entire Agreement    79
Section 12.06.    Assignment; Successors and Assigns    79
Section 12.07.    No Third-Party Beneficiaries    79
Section 12.08.    Amendment; Waiver    79
Section 12.09.    Disclosure Letter    79
Section 12.10.    Governing Law; Submission to Jurisdiction.    80
Section 12.11.    Specific Performance    80
Section 12.12.    Rules of Construction    81
Section 12.13.    Counterparts    82
Section 12.14.    Waiver of Jury Trial    82
Section 12.15.    Legal Representation.    82
Section 12.16.    Non-Recourse    83

EXHIBITS
Exhibit A    Form of Transition Services Agreement
Exhibit B    Transaction Accounting Principles and Reference Balance Sheet Statement
Exhibit C    China Manufacturing Agreement Exhibit D    Mexico Manufacturing Agreement

v

This STOCK PURCHASE AGREEMENT, dated as of January 30, 2026 (this “Agreement”), is made by and among Stoneridge, Inc., an Ohio corporation (the “Seller”), Stoneridge Electronics, Inc., a Texas corporation (“Stoneridge Electronics”), and Control Devices Acquisition, LLC, a Delaware limited liability company (the “Buyer”). The Seller, Stoneridge Electronics and the Buyer are each sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties”.
PRELIMINARY STATEMENTS
A.    The Seller owns of record all of the issued and outstanding equity interests (collectively, the “Transferred Equity Interests”) in Stoneridge Control Devices, Inc., a Massachusetts corporation (“Control Devices”), and Stoneridge Asia Holdings Ltd., a Mauritius private company limited by shares (“Stoneridge Asia” and, together with Control Devices, the “Companies”), and Stoneridge Asia owns of record all of the issued and outstanding equity interests of Stoneridge Asia Pacific Electronics (Suzhou) Co. Ltd., a Chinese limited liability company (the “Business Subsidiary” and, together with the Companies, the “Transferred Entities”).
B.    The Seller and the Transferred Entities are engaged in, or hold assets or are responsible for liabilities relating to, the Business.
C.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Transferred Equity Interests as set forth in this Agreement.
D.    Prior to the Closing, the Seller and Stoneridge Electronics (collectively, the “Pre-Closing Reorganization Selling Parties”) and the Transferred Entities completed the transactions detailed on Section 1.01(a) of the Disclosure Letter (the “Pre-Closing Reorganization”).
NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants, representations, warranties and agreements and subject to the conditions hereinafter set forth and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I DEFINITIONS
Section 1.01. Certain Defined Terms.    For purposes of this Agreement, the
following terms shall have the respective meanings set forth below:
“Access Conditions” means that (a) the receiving party shall pay or reimburse the providing party or its applicable Affiliates for all reasonable and documented out-of-pocket expenses incurred in connection with the provision of such access, data or information, (b) the provision of such access, data or information will not unreasonably interfere with the business or operations of the providing party or any of its Affiliates, (c) the provision of such access, data or information will not be required to the extent that it would violate any Law (including any Privacy Law) or result in a waiver of the attorney-client privilege or other legal privilege; provided, that the disclosing party and its applicable Affiliates shall use commercially reasonable efforts, including obtaining the consent of any third parties, to make such information available in a manner that would not violate such Law or privilege, (d) the provision of such access, data or information will not oblige the disclosing party to make any work papers of any accountant or auditor available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (e) any Person receiving such access, data or information shall be subject to customary obligations of confidentiality with respect thereto.
“Action” means any claim, action, suit, arbitration, charge, proceeding, demand, litigation, audit, assessment, inquiry, examination, investigation, administrative enforcement proceeding or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether private or public) by or before any Governmental Authority or arbitrator.
“Active Business Employee” has the meaning set forth in Section 9.01(b).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination (including, for the avoidance of doubt, any future Affiliate of any Person that would be considered an “Affiliate” under this definition as of the applicable time of determination), directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, that in no event shall any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by Center Rock Capital Partners, LP be considered an Affiliate of Buyer or any of its Subsidiaries (other than, following the Closing, the Transferred Entities and their Subsidiaries). For purposes of this definition, “control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, for the avoidance of doubt, after the Closing (a) none of the Seller or any of its Affiliates shall be deemed an Affiliate of any Transferred Entity and (b) the Buyer shall be deemed an Affiliate of each of the Transferred Entities.
“Agreement” has the meaning set forth in the preamble.
“AI Input” means any data, work of authorship, text or other content used as a prompt or otherwise input into AI Technologies to generate any AI Output.
“AI Output” means any data, work of authorship, text or other content that is generated by any AI Technologies in response to or reliant on an AI Input.
“AI Technologies” means (a) Technology developed by or on behalf of and proprietary to and owned by the Pre-Closing Reorganization Selling Parties or the Transferred Entities and (b) Technology licensed from a third party that the Pre-Closing Reorganization Selling Parties, or the Transferred Entities have trained (including via fine-tuning), in each case (a) and (b), in the field of deep learning, machine learning, computer vision, natural language processing (or large language models), or other software and systems that employ neural networks or other statistical learning algorithms and used or held for use by the Business.
“Ancillary Agreements” means the Pre-Closing Reorganization Agreements, the Transition Services Agreement, the China Manufacturing Agreement, the Employee Lease

Agreement, the Mexico Manufacturing Agreement and any other agreements, instruments or documents required to be delivered at or in connection with the Closing, in each case, including all exhibits, schedules and annexes thereto.
“Anti-Corruption Laws” means all Laws concerning bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all similar Laws of any other applicable jurisdiction in which the Transferred Entities or any Person acting on behalf of the Transferred Entities operate or have operated.
“Assumed Employee Plan” means each Employee Plan (a) that the Transferred Entities or Buyer or any of its Affiliates, in each case, has assumed or retained, or agreed to assume or retain, as applicable, pursuant to the terms of this Agreement or any Ancillary Agreement and (b) that the Transferred Entities, Buyer or any of its Affiliates is required to assume, contribute to or retain by operation of Law, under applicable Law or any applicable collective bargaining agreement, in each case, as set forth in Section 5.16(a)(ii) of the Disclosure Letter and, in each case, all Contracts, assets, rights and properties of or relating to any such Employee Plan.
“Assumed Employee Plan Liabilities” means any and all Liabilities, whether arising on, after or prior to the Closing Date, (a) arising from, relating to and/or under, in each case, any Assumed Employee Plan and (b) without duplication, arising from, relating to and/or under, any Employee Plan that the Transferred Entities, Buyer or any of its Affiliates have assumed or retained or agreed to assume or retain, as applicable, pursuant to the terms of this Agreement or any Ancillary Agreement.
“Assumed Employment Liabilities” means any and all Liabilities, whether arising on, after or prior to the Closing Date, (a) arising from or relating to (i) the employment or services of any Business Employee or any former employee who provided services exclusively, or in all but de minimis respects, to the operation or conduct of the Business, (ii) the prospective employment or services of any such Person or (iii) the termination of employment or services of any such Person, in each case, with the Seller or any of its Affiliates or any predecessor thereof solely in respect of the Business; and (b) attributable to Business Employees and former employees of the Business (including, in each case, their eligible spouses, dependents and beneficiaries) assumed or retained by Buyer and its Affiliates (including Control Devices and any Transferred Entity) pursuant to the terms of this Agreement or any Ancillary Agreement; provided, however, that any alleged or actual underpayment of any wages arising out of or related to unlawful rounding practices in violation of any Law shall not constitute Assumed Employment Liabilities (but, rather, shall constitute Excluded Liabilities).
“Assumed Liabilities” has the meaning set forth in Section 1.01(a) of the Disclosure Letter.
“Automotive Authority” means any foreign, federal or state regulatory authority governing the production or supply of products or services relating to the manufacture or servicing of automotive, agricultural, marine, rail or other transportation related vehicles.
“Automotive Law” means any foreign, federal, state or local Law regulating the production or supply of products or services relating to the manufacture or servicing of automotive, agricultural, marine, rail, aerospace or other transportation related vehicles and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental

Authority relating to the regulation of the production or supply of products or services relating to the manufacture or servicing of automotive, agricultural, marine, rail or other transportation related vehicles.
“Balance Sheet Date” has the meaning set forth in Section 5.06(a). “Base Purchase Price” has the meaning set forth in Section 4.01.
“Bulletin 7” means Bulletin No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Nonresident Enterprises (SAT Bulletin 2015 No. 7) (《關於非居民企業間接轉讓財產企業所得稅若干問題的公告》（國家稅務總局公告2015年第7號）), dated February 3, 2015 and effective as of the same date, including any amendment or implementing rules thereof, such as the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (SAT Announcement 2017 No. 37) (《國家稅務總局關於非居⺠企業所得稅源泉扣繳有關問題的公告》（國家稅務總局公告2017年第37號）) effected from December 1, 2017.
“Business” means the Control Devices segment as reported in Stoneridge, Inc.’s financial statements, which includes the business of designing, manufacturing and commercializing products that monitor, measure or activate specific functions within an application.
“Business Assets” means the assets, properties, rights and interests of every type and description that are owned, leased or licensed by the Transferred Entities, which includes the Transferred Assets that were transferred to Control Devices pursuant to the Pre-Closing Reorganization and excludes, for the avoidance of doubt, any Excluded Assets.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York are permitted or required by Law to be closed.
“Business Employee” means (a) each employee of a Transferred Entity, (b) each other employee who is exclusively dedicated to the Business (other than any employee of Stoneridge Mexico and Servicios), as set forth on Section 5.16(l) of the Disclosure Letter; and (c) each other employee who otherwise provides services to the Business and who is set forth on Section 5.16(l) of the Disclosure Letter, in each case, irrespective of whether employed by the Seller or an Affiliate of the Seller.
“Business Intellectual Property” means all Intellectual Property that is owned or purported to be owned by a Transferred Entity, including Intellectual Property contained in the Transferred Assets assigned to Control Devices pursuant to the Pre-Closing Reorganization.
“Business Marks” means all trademarks, service marks, trade names and other indicators of the commercial source or origin of a product, including all registrations and applications to register the foregoing, in each case, that are included in the Business Intellectual Property.

“Business Permits” has the meaning set forth in Section 5.10.
“Business Subsidiary” has the meaning set forth in the Preliminary Statements. “Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer 401(k) Plan” has the meaning set forth in Section 9.02.
“Buyer Employment Terms” has the meaning set forth in Section 9.01(c). “Buyer Plans” has the meaning set forth in Section 9.01(g).
“Buyer Indemnified Party” has the meaning set forth in Section 11.02. “Buyer Prepared Tax Returns” has the meaning set forth in Section 10.03.
“Cash and Cash Equivalents” means, with respect to any Person, without duplication, an amount equal to (a) the sum of (i) all of such Person’s cash and cash equivalents, including cash in banks, commercial paper, treasury bills, marketable securities and short term investments, plus (ii) uncleared checks, drafts, wires and other negotiable instruments received by such Person, in each case, whether in hand or credited to any account with any banking, financial or similar institution, in each case, calculated on a consolidated basis and determined in accordance with GAAP; less (b) the sum of (i) any Restricted Cash (to the extent included in the foregoing clause (a)), plus (ii) the amounts of any issued but uncleared checks, drafts, wires and other negotiable instruments issued by such Person, plus (iii) with respect to any amounts described in the foregoing clause (a) that are held outside of the United States, any Taxes and other costs and expenses that would be imposed or incurred by such Person if such amounts were repatriated to the United States. Notwithstanding the foregoing, “Cash and Cash Equivalents” shall not include (x) any amounts reflected in Debt, Closing Transaction Expenses or Working Capital and (y) the China Deposit and Royalty Cash.
“China Deposit” has the meaning set forth in Section 8.06(b).
“China Manufacturing Agreement” means the China Manufacturing Agreement, substantially in the form attached as Exhibit C to this Agreement.
“Closing” has the meaning set forth in Section 3.01. “Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Cash” means, without duplication, the aggregate amount of all Cash and Cash Equivalents of the Transferred Entities, calculated as of the Effective Time; provided, however, that Closing Date Cash shall exclude (a) the effect of any transactions occurring on the Closing Date in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (b) the effect of any transactions initiated or directed by the Buyer or any of its Affiliates following the Closing and prior to the Effective Time, to the extent outside of the ordinary course of business, (c) any amounts funded to the Transferred Entities as a result of actions taken by or on behalf of Buyer or any of its Affiliates following the Closing and prior to the Effective Time and (d) any amounts transferred from a Transferred Entity to Buyer or any of its Affiliates (other than another Transferred Entity) following the Closing and prior to the Effective Time.
“Closing Date Debt” means, without duplication, the aggregate amount of all outstanding Debt of the Transferred Entities as of immediately prior to the Closing.
“Closing Payment” means an amount equal to the sum of the Base Purchase Price, plus the Estimated Closing Date Cash, minus the Estimated Closing Date Debt, plus the Estimated Working Capital Adjustment (which may be a positive or a negative number), minus the Estimated Transaction Expenses.
“Closing Transaction Expenses” means, in each case to the extent not paid as of immediately prior to the Closing, (a) all fees and expenses incurred by any Transferred Entity, or for which any Transferred Entity is liable, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and the negotiation, preparation, execution and consummation hereof and thereof, including all fees and expenses of accountants, experts, financial advisors, consultants and counsel; (b) all retention payments, change in control or similar compensatory payments or bonus payments that are payable by the Buyer or any of its Affiliates (including the Transferred Entities), or for which the Buyer or any of its Affiliates (including the Transferred Entities) are liable, to any Person (in each case, other than pursuant to the terms of the Employee Lease Agreement) in connection with or resulting from the transactions contemplated by this Agreement based on arrangements made by the Seller or any of its Affiliates (including the Transferred Entities) prior to the Closing (for the avoidance of doubt, not including (i) any bonuses for Continuing Employees or Leased Employees (as defined in the Employee Lease Agreement) payable in the ordinary course of business and (ii) any post-Closing Liabilities arising as a result of any Contract or other arrangement (including any severance agreements) implemented by or at the direction of the Buyer or any of its Affiliates (including Control Devices and any Transferred Entity) at or following the Closing; and (c) the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any amounts under clause (b). Notwithstanding the foregoing, Closing Transaction Expenses shall not include (A) any amounts included in the calculation of Debt or Working Capital or as an offset to the calculation of Cash and Cash Equivalents or (B) any obligations that are solely between and among the Transferred Entities.
“Closing Working Capital” means the Working Capital as of the Effective Time.

“Closing Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to Closing Working Capital minus the Target Working Capital.
“COBRA” means the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state or local Law.
“Code” means the United States Internal Revenue Code of 1986, as amended. “Companies” has the meaning set forth in the Preliminary Statements. “Continuation Period” has the meaning set forth in Section 9.01(c). “Continuing Employee” has the meaning set forth in Section 9.01(b).

“Contracts” means any contracts, subcontracts, agreements, leases, licenses, commitments, and other legally binding instruments, arrangements or undertakings of any kind, which is currently in effect other than sales and purchase orders.
“Control Devices” has the meaning set forth in the Preliminary Statements.
“Controlled Group” means any trade or business (whether or not incorporated) (i)
under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Transferred Entities or (ii) which together with any of the Transferred Entities is treated as a single employer under Section 414(t) of the Code.
“Covered Person” has the meaning set forth in Section 8.03(a). “Data Security Breach” has the meaning set forth in Section 5.13.
“Debt” means, with respect to any Person, without duplication, all monetary obligations (a) for money borrowed from any Person, including as evidenced by notes, bonds, debentures, mortgages or similar instruments; (b) obligations under any performance bond, surety bond or letter of credit, but in each case, only to the extent drawn upon or called; (c) under any leases required to be recorded as capital leases under clause 3(d) of the Transaction Accounting Principles; (d) for all or any part of the deferred purchase price of property or services, including any “earn-out” or similar payments or any non-compete payments; (e) all net obligations under interest rate swap, hedging or similar agreements (valued at the termination value thereof), which, for the avoidance of doubt, will reduce Debt to the extent in a net-asset position; (f) under factoring or similar arrangements (whether or not recourse); (g) all accrued and unpaid interest, breakage costs, prepayment penalties or fees or other similar amounts on any of the foregoing; and (h) guarantees with respect to any monetary obligations of a type described in clauses (a) through (g). With respect to the Transferred Entities, “Debt” shall also include (A) the Tax Liability Amount and (B) obligations owed by a Transferred Entity to a Pre-Closing Reorganization Selling Party or any of their respective Affiliates (other than another Transferred Entity), other than with respect to the Royalty Cash. Notwithstanding the foregoing, “Debt” shall not include (x) any amounts reflected in Closing Transaction Expenses or Working Capital or as an offset to the calculation of Cash and Cash Equivalents, (y) any obligations that are solely between and among the Transferred Entities or (z) any monetary obligations under any leases required to be recorded as operating leases under clause 3(d) of the Transaction Accounting Principles.
“Direct Claim” has the meaning set forth in Section 11.04(b)(i).
“Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, delivered by the Seller to the Buyer and which forms a part of this Agreement.
“Dispute Notice” has the meaning set forth in Section 4.03(c).
“D&O Insurance Policies” has the meaning set forth in Section 8.03(a). “Effective Time” means 11:59 p.m. (local time) on the Closing Date. “Employee Lease Agreement” has the meaning set forth in Section 9.01(a).

“Employee Plans” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) whether or not subject to ERISA, (b) any employment, individual consulting or independent contracting, bonus, retirement, pension, health, welfare benefit, incentive, compensation, stock option, stock purchase, restricted stock, restricted stock units, equity-based, profit sharing, deferred compensation, severance, or salary continuation, plan, program, policy, fund, agreement, or arrangement and (c) any other employee benefit plan, program, policy, fund, agreement or arrangement, in each case, whether written or oral, and any trust or escrow related thereto (whether or not funded), in each case: (i) that are sponsored, maintained or contributed to by the Seller, Transferred Entity, or any of their Affiliates for the benefit of any current or former employees, directors, officers, equityholders, or other individual service providers of the Transferred Entities or any Business Employees; (ii) pursuant to which Transferred Entities have made or are required to make contributions or payments; or (iii) with respect to which the Transferred Entities have (or could have) any obligation or liability (contingent or otherwise), including by reason of being a member of the Controlled Group, other than any governmental plan or statutorily required benefits.
“Employment Laws” has the meaning set forth in Section 5.16(n). “Enforceability Exceptions” has the meaning set forth in Section 5.01(b).
“Environment” means any environmental medium, including soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air.
“Environmental Condition” means any condition of or affecting the Environment or any presence of any Hazardous Material with respect to or on, under, at, in or migrating to or from (a) the Transferred Real Property, (b) any property previously owned, leased, used or operated by any Transferred Entity or any of its predecessors in interest or any Pre-Closing Reorganization Selling Party (relating to the Business) to the extent such condition of the Environment existed at the time of such ownership, lease, use or operation, or (c) any other real property at which any Hazardous Material generated or handled by the operation of the Transferred Entity or any of its predecessors in interest or any Pre-Closing Reorganization Selling Party (relating to the Business) prior to Closing has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (a), (b) or (c) violates any Environmental Law or results in or involves any Release, damage, loss, cost, expense, claim, demand, order or liability under Environmental Law.
“Environmental Law” means any applicable Law relating to pollution or protection of the Environment or human health and safety (with respect to Hazardous Materials) or relating to the presence, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation exportation sale, distribution, labeling, recycling, processing, testing, control or cleanup of, or exposure to, Hazardous Materials.
“Environmental Permit” means any Permit issued or required under any Environmental Law.
“Equity Allocation” has the meaning set forth in Section 4.06.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Estimated Closing Date Cash” has the meaning set forth in Section 4.02.

“Estimated Closing Date Debt” has the meaning set forth in Section 4.02.

“Estimated Closing Statement” has the meaning set forth in Section 4.02.

“Estimated Closing Working Capital” has the meaning set forth in Section 4.02.

“Estimated Transaction Expenses” has the meaning set forth in Section 4.02.

“Estimated Working Capital Adjustment” means an amount, which may be positive or negative, equal to the Estimated Closing Working Capital minus the Target Working Capital.
“Excluded Assets” has the meaning set forth in Section 1.01(a) of the Disclosure Letter.
“Excluded Benefits” has the meaning set forth in Section 9.01(c).
“Excluded Liabilities” has the meaning set forth in Section 1.01(a) of the Disclosure Letter.
“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of November 2, 2023, by and among, inter alios, the Seller, Stoneridge Electronics, Control Devices and Stoneridge B.V., as borrowers, the guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, issuing lender and swing loan lender, as amended by that certain Amendment No. 1 to Fifth Amended and Restated Credit Agreement and Waiver, dated as of February 26, 2025, and as further amended by that certain Amendment No. 2 to Fifth Amended and Restated Credit Agreement and Consent Agreement, dated as of November 5, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Final Closing Statement” has the meaning set forth in Section 4.03(a).
“Financial Statements” has the meaning set forth in Section 5.06(a).
“Fraud” means, with respect to a Party, actual and intentional common law fraud by such Party with respect to the making of the representations and warranties in this Agreement or any Ancillary Agreement. For the avoidance of doubt, “Fraud” does not include constructive fraud or other fraud claims based on constructive knowledge, negligence, recklessness or similar theories.
“GAAP” means the generally accepted accounting principles used in the United States, applied consistently throughout the periods involved.
“Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental (including any Automotive

Authority), regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or enacted or enforced by or with any Governmental Authority.
“Government Contract” means any Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle between the Transferred Entities and (a) a Governmental Authority, (b) any prime contractor of a Governmental Authority, or (c) any subcontractor at any tier with respect to any Government Contract of a type described in clause (a) or (b) above.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality regardless of whether the officer or employee is acting in their capacity as a contract counterparty on behalf of a Governmental Authority or on behalf of any such public organization.
“Hazardous Material” means any substance, material, or waste which is regulated, defined or classified as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term or which could give rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials; (b) petroleum or petroleum-containing or petroleum-derived materials; (c) radiation or radioactive materials; (d) polychlorinated biphenyls; or (e) per- and polyfluoroalkyl substances.
“Inactive Business Employees” has the meaning set forth in Section 9.01(b). “Indemnified Losses” has the meaning set forth in Section 11.02. “Indemnified Party” has the meaning set forth in Section 11.04(a)(i). “Indemnifying Party” has the meaning set forth in Section 11.04(a)(i). “Independent Accounting Firm” has the meaning set forth in Section 4.03(d).
“Insurance Policies” means all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities, as applicable, that provide insurance in respect of the Business (in each case including self-insurance and insurance from Affiliates).
“Intellectual Property” means all intellectual and industrial property rights anywhere in the world, including all rights in: (a) patents or patent applications; (b) trademarks, service marks, trade names, trade dress, slogans, logos, or other indicators of the commercial source or origin of a product, and all registrations and applications to register the foregoing (collectively, “Trademarks”), together with the goodwill associated with any of the foregoing; (c)

copyrights and copyrightable works, rights in compilations, technical databases, and technical data, including all “moral” rights to any of the foregoing, and all registrations and applications to register any of the foregoing (collectively, “Copyrights”); (d) Internet domain names; (e) trade secrets and corresponding rights in confidential information; (f) intellectual property rights arising from software and Technology; and (g) equivalents and counterparts of any of the foregoing anywhere in the world.
“IT Tools” means all information technology, computer systems, communications systems, servers, network equipment, computers, hardware, software, databases, websites and other equipment owned, operated, leased or licensed by any of the Transferred Entities.
“Knowledge of the Seller” means the actual knowledge of the Persons listed on Section 1.01(c) of the Disclosure Letter, and the knowledge that such Persons would reasonably be expected to obtain following reasonable investigation and due inquiry of such Persons’ direct reports.
“Law” means any federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law (including common law) issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority, including, for the avoidance of doubt, any Automotive Law.
“Leased Real Property” has the meaning set forth in Section 5.17(b).
“Liabilities” means any debt, liability, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due) of every kind and description, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including all costs and expenses related thereto.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, assessment, covenant, right of first refusal, voting trust agreement, title defect or charge of any kind or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of equity interests or assets of any kind or character whatsoever.
“Material Contracts” has the meaning set forth in Section 5.14(a). “Material Customers” has the meaning set forth in Section 5.15(a). “Material Suppliers” has the meaning set forth in Section 5.15(b).
“Mexico    Manufacturing    Agreement”    means    the    Mexico    Manufacturing Agreement, substantially in the form attached as Exhibit D to this Agreement.
“Non-Assumed Employee Plan” has the meaning set forth in Section 9.01(i). “Non-Compete Restricted Period” has the meaning set forth in Section 8.08(a). “Non-Party Affiliates” has the meaning set forth in Section 12.16.

“Non-Solicit Restricted Period” has the meaning set forth in Section 8.08(c).
“Organizational Documents” means, with respect to any Person, the certificate of formation, certificate of partnership or articles of incorporation or bylaws, operating or limited liability company agreement, partnership or limited partnership agreement or any similar document or Contract relating to the incorporation, organization, formation or governance of such Person (including, if applicable, any shareholders’, investor rights or similar Contract).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar Law as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Owned Real Property” has the meaning set forth in Section 5.17(a).
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Permits” means any approvals, consents, licenses, permits, qualifications, registrations, concessions, certificates, accreditations, exemptions, classifications or other authorizations of or issued or granted by a Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been set aside in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business (and not from any violation of any Contract) that are not yet due or payable; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) title exceptions, easements, covenants, rights-of-way of record, restrictions and other similar charges, defects or encumbrances which do not, whether individually or in the aggregate, materially interfere with the current use or occupancy of the real property to which they pertain; (e) present or future zoning, building codes, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Authority which do not, whether individually or in the aggregate, materially interfere with the use or occupancy of the real property to which they pertain; (f) in the case of Intellectual Property, non-exclusive licenses granted to customers or vendors in the ordinary course of business in Contracts; and (g) the Liens set forth on Schedule 1.01(d).
“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, sole proprietorship or organization or other legal entity or any Governmental Authority.
“Personal Data” means all information that identifies or could be used to identify an individual person, in addition to any definition for “personal data,” “personal information,” “personally identifiable information,” “PII” or any similar term provided by applicable Privacy Law, in each case, that is in the possession or control of the Transferred Entities.

“Post-Closing Adjustment” means the sum, which may be a positive or a negative number, of (i) the Closing Date Cash set forth in the Final Closing Statement less the amount of Estimated Closing Date Cash, plus (ii) the Closing Working Capital Adjustment Amount set forth in the Final Closing Statement less the amount of the Estimated Working Capital Adjustment, minus (iii) the Closing Date Debt set forth in the Final Closing Statement less the amount of Estimated Closing Date Debt, minus (iv) the Closing Transaction Expenses set forth in the Final Closing Statement less the amount of Estimated Transaction Expenses.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Reorganization” has the meaning set forth in the Preliminary
Statements.
“Pre-Closing Reorganization Agreements” means all agreements entered into in connection with consummating the Pre-Closing Reorganization, a true, correct and complete list of which is set forth in Section 1.01(a) of the Disclosure Letter.
“Pre-Closing Reorganization Selling Parties” has the meaning set forth in the Preliminary Statements.
“Privacy Laws” means all Laws applicable to the Business relating to the Processing of any Personal Data.
“Privacy Requirements” means (i) all applicable Privacy Laws, (ii) the Pre-Closing Reorganization Selling Parties’ (with respect to the Business) and the Transferred Entities’ privacy policies or notices relating to the Processing of any Personal Data that are currently in effect, (iii) obligations related to the Processing of Personal Data pursuant to Contracts to which the Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities are a party, and (iv) any legal requirements and binding guidelines and standards relating to the Processing of any Personal Data by which the Pre-Closing Reorganization Selling Parties (with respect to the Business) or the Transferred Entities are bound, including the Payment Card Industry Data Security Standard, if applicable.
“Privileged Communications” has the meaning set forth in Section 12.15(b).

“Preliminary Closing Statement” has the meaning set forth in Section 4.03(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.
“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).
“Purchase Price” has the meaning set forth in Section 4.01.
“Purchase Price Allocation” has the meaning set forth in Section 4.06.

“R&W Insurance Policy” has the meaning set forth in Section 7.02.
“Reference Balance Sheet Statement” means the example statement attached hereto as Exhibit B, which is included for illustrative purposes only.
“Real Property Lease” has the meaning set forth in Section 5.17(b).
“Related to the Business” means (a)(i) used exclusively, or in all but de minimis respects, in, (ii) relating exclusively, or in all but de minimis respects, to or (iii) arising, directly or indirectly, exclusively (or in all but de minimis respects) out of the operation or conduct of the Business, as conducted by the Pre-Closing Reorganization Selling Parties or the Transferred Entities; or (b) taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder, including under the Transition Services Agreement, the Mexico Manufacturing Agreement and the China Manufacturing Agreement) and the rights set forth in Section 2.02, necessary for the Buyer and the Transferred Entities to (A) conduct the Business in all material respects immediately following the Closing as it is conducted on the date of this Agreement and immediately prior to the consummation of the Pre-Closing Reorganization; and (B) satisfy their respective obligations pursuant to the China Manufacturing Agreement.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.
“Resolution Period” has the meaning set forth in Section 4.03(c).
“Restricted Cash” means, without duplication of any other amount that reduces the amount of Cash and Cash Equivalents in accordance with the definition thereof, cash and cash equivalents (a) held as a security deposit, (b) in reserve or escrow or collateralizing any liability (including all cash posted to support letters of credit, performance bonds or other similar obligations), (c) subject to a lockbox, dominion, control or similar agreement or (d) otherwise not freely usable or transferable because it is subject to restrictions or limitations on use by Law, Contract or otherwise.
“Restricted Territory” has the meaning set forth in Section 8.08(b). “Review Period” has the meaning set forth in Section 4.03(b). “Roll-Off Period” has the meaning set forth in Section 8.04. “Royalty Cash” has the meaning set forth in Section 8.06(c).
“Sanctioned Country” means any country or region that is, or since April 24, 2019, has been, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba,

Iran, North Korea, Syria and the Crimea, “Donetsk People’s Republic,” and “Luhansk People’s Republic” regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Trade Compliance Laws, including (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List, (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clause (a) or (b).
“Sanctions Laws” means all Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, or any other applicable jurisdiction in which the Transferred Entities operate or have operated.
“SEC” means the United States Securities and Exchange Commission.
“Section 338 Elections” has the meaning set forth in Section 10.07(a).
“Section 338 Forms” has the meaning set forth in Section 10.07(b).
“Section 338(g) Election” has the meaning set forth in Section 10.07(a).
“Section 338(h)(10) Election” has the meaning set forth in Section 10.07(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any consolidated, combined, unitary or similar group for purposes of state, local or non-U.S. Tax Law) of which any Transferred Entity is or was a member together with the Seller or any current or former Affiliate thereof on or prior to the Closing Date for Tax purposes.
“Seller Business” has the meaning set forth in Section 8.07(a).
“Seller Consolidated Tax Returns” means any income Tax Return of any Seller Affiliated Group that is filed on a consolidated, combined, unitary, or similar basis.
“Seller Group” has the meaning set forth in Section 12.15(a).
“Seller Indemnified Party” has the meaning set forth in Section 11.03.
“Seller Marks” means all Trademarks owned or purported to be owned by the Seller and its Affiliates, other than the Business Marks. For the avoidance of doubt, “Stoneridge”, “Stoneridge, Inc.” and derivatives, modifications, logos, identifying symbols, signs and insignia thereto, and related trade dress, Internet domain names and other source identifiers that are confusing, similar or dilutive of any of the foregoing, are Seller Marks.

“Seller Prepared Tax Returns” has the meaning set forth in Section 10.03. “Seller Releasing Parties” has the meaning set forth in Section 7.03(a).
“Servicios” means TED de Mexico Servicios S. de R.K. de C.V., a Mexican Sociedad de Responsabilidad Limitada.
“Shared Contract” has the meaning set forth in Section 8.07(a). “Stoneridge Asia” has the meaning set forth in the Preliminary Statements.
“Stoneridge Electronics” has the meaning set forth in the Preliminary Statements.
“Stoneridge GmbH” means Stoneridge GmbH, a German limited liability company.
“Stoneridge Mexico” means Ted de Mexico, S.A. De C.V., a Mexican Sociedad de
Responsabilidad Limitada.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends thereafter.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Target Working Capital” means $53,355,018.
“Tax” or “Taxes” means all federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, capital gains, property, transfer, use, payroll or other taxes, stamp taxes, duties, fees, tariffs, imposts, contributions, VAT, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), and including any escheat or unclaimed property obligations, together with any interest, surcharge, fine and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.
“Tax Authority” means any Governmental Authority responsible for the administration of any Tax.
“Tax Liability Amount” means without duplication, an amount equal to the sum of the accrued but unpaid income Taxes for any Pre-Closing Tax Period of the Transferred Entities not otherwise taken into account on a Seller Consolidated Tax Return, calculated (i) separately for each jurisdiction (and which may not be below zero in any jurisdiction or with respect to any standalone taxpaying entity), (ii) allocating Taxes for any Straddle Period in accordance with Section 10.02, (iii) except as required by applicable Law, consistent with past practices of the Transferred Entities, (iv) taking into account all Tax assets (including Tax refunds or credits), overpayments or prepayments of Taxes that currently offset the unpaid income Taxes for any Pre-Closing Tax Period of the Transferred Entities not otherwise taken into account on a Seller Consolidated Tax Return, (v) by excluding any Taxes resulting from transactions occurring on the Closing Date after the Closing outside of the ordinary course of business , and (vi) by taking into account any items of income, gain, loss or deduction resulting from any actions taken pursuant to Section 7.04 or the Pre-Closing Reorganization.
“Tax Returns” means all returns, filings and reports (including all claims (including claims for refunds), elections, declarations, disclosures, disclaimers, notices, schedules, estimates and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any existing agreement binding any Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, losses, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a primary purpose addressing Tax matters.
“Technology” means all software, information, designs, formulae, algorithms, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, research and development, tools, technical data, programs, subroutines, materials, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Third-Party Claim” has the meaning set forth in Section 11.04(a)(i).
“Trade Compliance Laws” means all Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including, without limitation: (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq.; (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq.; (c) Sanctions Laws; (d) all applicable customs and import Laws, including, without limitation, the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930, as amended, and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies; (e) the antiboycott laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service; and (f) similar trade compliance Laws in jurisdictions in which the Transferred Entities or any Person acting on behalf of the Transferred Entities operates or has operated.
“Training Data” means any data, in any form, whether structured or unstructured, that is used by or on behalf of the Pre-Closing Reorganization Selling Parties or the Transferred Entities to develop, improve, train or fine tune the AI Technologies used or developed for use in the Business.

“Transaction Accounting Principles” has the meaning set forth on Exhibit B.
“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.
“Transaction Dispute” has the meaning set forth in Section 12.10(a).
“Transaction Tax Deductions” means, without duplication, and solely to the extent the underlying expense was economically borne by the Seller, any Tax deduction attributable to the payment of the Closing Transaction Expenses (including amounts that would have been Closing Transaction Expenses but were in fact paid prior to the Closing), any bonuses or other similar payments made in connection with the transactions contemplated by this Agreement, any costs, expenses or other liabilities included in the calculation of Closing Working Capital, any deduction for unamortized financing costs of the Transferred Entities and premium deductions arising from the repayment of indebtedness and any other costs or expenses incurred in connection with the transactions contemplated by this Agreement; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) income Tax purposes.
“Transfer Taxes” has the meaning set forth in Section 10.01.
“Transferred Assets” has the meaning set forth in Section 1.01(a) of the Disclosure Letter.
“Transferred Entities” has the meaning set forth in the Preliminary Statements.
“Transferred Entity Released Parties” has the meaning set forth in Section 7.03(a).

“Transferred Equity Interests” has the meaning set forth in the Preliminary Statements.
“Transferred Real Property” has the meaning set forth in Section 5.17(d).
“Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit A.
“Waiving Parties” has the meaning set forth in Section 12.15(a). “Weil” has the meaning set forth in Section 12.15(a).
“Working Capital” means, after giving effect to the Pre-Closing Reorganization, the current assets of the Transferred Entities minus the current liabilities of the Transferred Entities, in each case, calculated in accordance with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital (or any components thereof) include any Excluded Assets or Excluded Liabilities or any amounts included in Closing Date Cash, Closing Date Debt or Closing Transaction Expenses or the effect of any transactions initiated or directed by the Buyer or any of its Affiliates following the Closing and prior to the Effective Time, to the extent outside of the ordinary course of business.
ARTICLE II

PURCHASE AND SALE; ASSIGNMENT AND ASSUMPTION
Section 2.01. Purchase and Sale of Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire, accept and assume from the Seller, all of the Seller’s right, title and interest in and to the Transferred Equity Interests, free and clear of all Liens, other than restrictions on transfer arising out of, under or in connection with applicable securities Laws or Liens imposed by the Buyer or any of its Affiliates.
Section 2.02. Assignment of Certain Transferred Assets.
(a)    The Pre-Closing Reorganization Selling Parties, Control Devices and the other Transferred Entities have consummated the Pre-Closing Reorganization prior to the Closing. The parties hereto acknowledge that selling, conveying, assigning, transferring or delivering (i) to the Transferred Entities any Transferred Asset (including sales and purchase orders) or Assumed Liability or (ii) to any Pre-Closing Reorganization Selling Party or any of its Affiliates (other than the Transferred Entities) any Excluded Asset or Excluded Liability, may (A) require the consent, authorization, waiver or approval of a third party (including any Governmental Authority), in each case, as set forth on Section 5.05 of the Disclosure Letter, and such consent, authorization, waiver or approval may not have been obtained prior to the Closing, or (B) result in a violation of Law to the extent that such consent, authorization, waiver or approval was not obtained prior to the Closing. If any such consent, authorization, waiver or approval was not obtained prior to the Closing, or if the sale, conveyance, assignment, transfer or delivery (or attempted sale, conveyance, assignment, transfer or delivery) of any such Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability would constitute or result in a violation of Law, then the parties agree that the applicable Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability was not transferred or assumed; provided, that the Seller and the Buyer will, to the extent permitted by applicable Law, cooperate and use commercially reasonable efforts to enter into a subcontracting, sublicensing, subleasing, supply or other mutually acceptable arrangement under which the Buyer or its applicable Affiliates (including the Transferred Entities) (with respect to the treatment of Transferred Assets and Assumed Liabilities) or the Seller or its applicable Affiliates (including the other Pre-Closing Reorganization Selling Parties) (with respect to the Excluded Assets and Excluded Liabilities) would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic and operational burdens associated with, such Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability, in accordance with (and as if such Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability had been assigned and transferred pursuant to) the Pre-Closing Reorganization Agreements. In furtherance of the foregoing, (A)(I) the Buyer or the Transferred Entities, as applicable, will, as agent or subcontractor for the Seller (or its Affiliates, including the other Pre-Closing Reorganization Selling Parties), pay, perform and discharge fully such Liabilities of the Seller and its Affiliates (including the other Pre-Closing Reorganization Selling Parties) thereunder from and after the Closing and (II) the Seller which remains the legal counterparty to such contract (or otherwise), as applicable, will, or will cause its applicable Affiliates (including the other Pre-

Closing Reorganization Selling Parties) to, at the Buyer’s sole cost and expense, from and after the Closing hold in trust for and pay to the Buyer as promptly as practicable upon receipt thereof all income, proceeds and other consideration received by the Seller (or its Affiliates, including the other Pre-Closing Reorganization Selling Parties) in connection therewith (net of any Taxes or other expenses incurred in connection therewith) and enforce for the benefit (and at the expense) of the Buyer or the Transferred Entities, as applicable, any and all of its or their rights against a third party associated with such Transferred Asset and Assumed Liability; and (B)(I) the Seller or its Affiliates (including the other Pre-Closing Reorganization Selling Parties), as applicable, will, as agent or subcontractor for the Buyer (or its Affiliates, including the Transferred Entities), pay, perform and discharge fully the Excluded Liabilities from and after the Closing and (II) the Transferred Entity which remains the legal counterparty to such contract (or otherwise), as applicable, will, or will cause its applicable Affiliates (including the other Transferred Entities) to, at the Seller’s sole cost and expense, from and after the Closing hold in trust for and pay to the Seller as promptly as practicable upon receipt thereof all income, proceeds and other consideration received by the Buyer (or its Affiliates, including the Transferred Entities) in connection therewith or related to the Excluded Assets (net of any Taxes or other expenses incurred in connection therewith) and enforce for the benefit (and at the expense) of the Seller or the other Pre-Closing Reorganization Selling Parties, as applicable, any and all of its or their rights against a third party associated with such Excluded Asset or Excluded Liability. The Parties shall, and shall cause their respective Affiliates to, cooperate with the other Parties as reasonably required for such Parties to meet their respective obligations on a timely basis in relation to any Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability, as applicable.
(b)    The obligations of the parties under this Section 2.02 shall terminate upon receipt of the requisite consent, authorization, waiver or approval (in which event the applicable Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability shall automatically be deemed to have been sold, conveyed, assigned, transferred or delivered to the applicable party or its Affiliates without any additional consideration).
ARTICLE III CLOSING
Section 3.01. Closing. The consummation of the sale and purchase of the
Transferred Equity Interests (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”). For all purposes under this Agreement and each other Transaction Agreement, except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously.
Section 3.02. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:
(a)    certificates evidencing the Transferred Equity Interests (to the extent the Transferred Equity Interests are certificated), duly endorsed or accompanied by stock powers duly executed, and such other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(b)    counterparts to the Transition Services Agreement, the China Manufacturing Agreement, the Mexico Manufacturing Agreement and the Employee Lease Agreement, each duly executed by the Seller;
(c)    an IRS Form W-9 of the Seller;
(d)    copies of the Pre-Closing Reorganization Agreements, in each case, duly executed by the applicable parties thereto; and
(e)    customary release documentation (and appropriate termination statements under the Uniform Commercial Code) and other instruments as may be required to extinguish (or otherwise release) (i) all secured Debt of the Transferred Entities arising under the Existing Credit Agreement, and to release all Liens related thereto constituting Liens over the Transferred Equity Interests or the Business Assets; and (ii) all other Liens encumbering the Transferred Equity Interests and the Business Assets.
Section 3.03. Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered:
(a)    to the Seller, the Closing Payment, by wire transfer in immediately available funds to the account or accounts as directed by the Seller in the Estimated Closing Statement;
(b)    payments, on behalf of the Seller, in an aggregate amount equal to the Closing Transaction Expenses, by wire transfer in immediately available funds to the account or accounts as directed by the Seller in the Estimated Closing Statement; and
(c)    to the Seller, counterparts to the Transition Services Agreement, the China Manufacturing Agreement, the Mexico Manufacturing Agreement and the Employee Lease Agreement, each duly executed by the Buyer or its applicable Affiliate(s).
ARTICLE IV PURCHASE PRICE
Section 4.01. Purchase Price. The aggregate consideration to be paid by the Buyer for the purchase of the Transferred Equity Interests shall be an amount in cash equal to the sum of
(a) $59,000,000 (the “Base Purchase Price”), plus (b) the Closing Date Cash (if any), minus (c) the Closing Date Debt (if any), plus (d) the Closing Working Capital Adjustment Amount (which may be a positive or negative number), minus (e) the Closing Transaction Expenses (such sum, the “Purchase Price”).
Section 4.02. Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Seller provided the Buyer with a written statement (the “Estimated Closing Statement”) setting forth (a) the Seller’s good faith estimate of (i) the Closing Working Capital (the “Estimated Closing Working Capital”), prepared in accordance with the Transaction Accounting Principles and including details as to the calculation thereof in the form of the Reference Balance Sheet Statement set forth on Exhibit B, (ii) the Closing Date Cash (the “Estimated Closing Date Cash”); provided, that Estimated Closing Date Cash shall not exceed an amount equal to $1,000,000 (it being understood that such limitation shall not apply to the calculation of Closing Date Cash for the purposes of the Preliminary Closing Statement or the Final Closing Statement), (iii) the Closing Date Debt (the “Estimated Closing Date Debt”), and
(iv) the Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case, prepared in accordance with the definitions in this Agreement; (b) the Seller’s resulting calculation of the Estimated Working Capital Adjustment and the Closing Payment; and (c) the account or accounts to which the Buyer shall pay the Closing Payment, the Closing Date Debt (to the extent to be paid off at the Closing) and the Closing Transaction Expenses and, in each case, the allocation of amounts among such accounts. Upon making the payments to the accounts and in the proportions set forth in the Estimated Closing Statement, as described in the foregoing clause (c), and except with respect to payment of any adjustment in accordance with Section 4.04, the Buyer, its Affiliates and each of their respective Representatives shall have no further liability to any Person in respect of the consideration payable at the Closing for the Transferred Equity Interests, including any of the allocations set forth in Estimated Closing Statement.
Section 4.03. Post-Closing Adjustment.
(a)    As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement (the “Preliminary Closing Statement”) setting forth (i) the Buyer’s good faith calculation of (A) the Closing Date Cash; (B) the Closing Working Capital; (C) the Closing Date Debt, (D) Closing Transaction Expenses; and (ii) the Buyer’s resulting calculation of the Closing Working Capital Adjustment Amount and the Purchase Price, together with reasonable supporting documentation. The Preliminary Closing Statement, as updated and adjusted pursuant to and as it becomes final and binding in accordance with this Section 4.03 is referred to as the “Final Closing Statement.” The Seller and its accountants shall promptly, and in any event within such timeframe as reasonably required by the Buyer, (x) make available to the Buyer such information, books and records, work papers as may be reasonably required or useful for the Buyer to prepare the Preliminary Closing Statement and (y) upon reasonable notice, make available the individuals in Seller’s and its Affiliates’ employ as well as Representatives of its independent accountants responsible for and knowledgeable about any such information, books and records or work papers of the Seller and its Affiliates, in each case, subject to applicable Access Conditions. Notwithstanding the foregoing, the Preliminary Closing Statement will be prepared in accordance with clause 3(b) of the Transaction Accounting Principles.
(b)    The Seller will have forty-five (45) days (the “Review Period”) from receipt of the Preliminary Closing Statement to review the same. During the Review Period, the Seller and its Representatives shall be permitted to review the Buyer’s work papers, and any books and records of the Buyer and its Affiliates used in the preparation of the Preliminary Closing Statement, and the work papers of the Buyer’s accountants related to the preparation of the Preliminary Closing Statement, in each case, subject to applicable Access Conditions.
(c)    If the Seller disputes any item set forth in the Preliminary Closing Statement, the Seller shall, prior to 11:59 p.m. New York City time on the last day of the Review Period, deliver written notice to the Buyer of the same, specifying in reasonable detail the basis for such dispute and the Seller’s proposed modifications to the Preliminary Closing Statement (such notice, the “Dispute Notice”). Upon the expiration of the Review Period, any matters that are not subject to a timely delivered Dispute Notice shall be deemed to have been agreed to and shall be conclusive and binding upon the parties and shall be reflected in the Final Closing

Statement. If the Seller does not timely deliver a Dispute Notice, the Preliminary Closing Statement shall be deemed the Final Closing Statement. During the thirty (30)-day period immediately following the date upon which the Seller delivers a Dispute Notice (the “Resolution Period”), the Buyer and Seller shall negotiate in good faith to resolve and reach an agreement as to any matters identified in the Dispute Notice as being in dispute. In the event that any disputed matters are resolved in writing within the Resolution Period (as it may be extended by written agreement of the Buyer and the Seller), then the Preliminary Closing Statement, shall be revised to incorporate such changes as have been agreed between Buyer and Seller and, to the extent all disputed items have been resolved, shall be conclusive and binding upon all parties hereto as the Final Closing Statement.
(d)    If the Buyer and the Seller fail to resolve any or all items reflected in the Dispute Notice within the Resolution Period then (subject to the last sentence of this Section 4.03(d)), such remaining disputed items shall be submitted to such independent and internationally recognized accounting firm as shall be agreed upon in writing by the Seller and the Buyer (the “Independent Accounting Firm”) for final resolution. The Seller and the Buyer shall instruct the Independent Accounting Firm to promptly, but no later than thirty (30) Business Days after its acceptance of its appointment, determine, based solely on written materials of the Buyer, on the one hand, and the Seller, on the other hand, submitted to the Independent Accounting Firm and not by independent review, only those matters remaining in dispute and render a written report setting forth its determination as to the disputed matters and the resulting calculations of the Closing Date Cash, Closing Date Debt, Closing Working Capital, Closing Transaction Expenses and the Post-Closing Adjustment (if any). The Seller and the Buyer agree that, in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator and that the Independent Accounting Firm’s report and calculations will be conclusive and binding upon all parties, absent fraud or manifest mathematical error by the Independent Accounting Firm. The Seller and the Buyer will provide a copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence to the other party concurrently. In resolving any disputed item, the Independent Accounting Firm (i) will be bound by the provisions of this Agreement, including this Section 4.03(d), (ii) may not assign a value to any item greater than the greatest value for such item claimed by the Buyer or the Seller, or less than the smallest value for such item claimed by the Buyer or the Seller, and (iii) shall limit its decision only to such items as are in dispute and to only those adjustments as are necessary for the calculation of the Purchase Price to comply with the terms of this Agreement. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 4.03(d), (A) the Seller notifies the Buyer of its agreement with any items in the Preliminary Closing Statement, (B) the Buyer notifies the Seller of its agreement with any items in the Dispute Notice or (C) the Seller and the Buyer otherwise agree in writing to any items in dispute, then, in each case, such items as so agreed will be conclusive and binding on all parties immediately upon such notice or agreement and shall be reflected in the Final Closing Statement.
(e)    The Independent Accounting Firm will determine the cost of its review and report and any other expenses or amounts incurred or owed in connection with its engagement and allocate such amount based on the inverse of the percentage of its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, sixty percent

(60%) of the costs of its review would be borne by the Buyer and forty percent (40%) of the costs would be borne by the Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Independent Accounting Firm shall be borne by the party incurring such cost and expense.
Section 4.04. Payment of Post-Closing Adjustment. If the Post-Closing Adjustment is (a) a positive amount, then the Buyer shall pay such amount in cash to the Seller, by wire transfer of immediately available funds, within three (3) Business Days after the Final Closing Statement becomes final and binding pursuant to Section 4.03; (b) a negative amount, then the Seller shall pay the absolute value of such amount in cash to the Buyer, by wire transfer of immediately available funds, within three (3) Business Days after the Final Closing Statement becomes final and binding pursuant to Section 4.03; or (c) is zero, then no adjustment payment shall be made. Any amount paid pursuant to this Section 4.04 shall be treated as an adjustment to the Purchase Price for tax reporting purposes.
Section 4.05. Withholding.
(a)    The Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Persons pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Law; provided, however, Buyer shall not withhold unless (i) the deduction or withholding relates to the payment of compensatory amounts or (ii) the documentation required by Section 3.02(c) is not delivered. Any such amounts deducted or withheld by the Buyer shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer made such deduction and withholding. The Buyer shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Tax Authority within the period required under applicable Law.
(b)    Notwithstanding anything herein to the contrary, with respect to any Taxes imposed under Bulletin 7, the Buyer shall not deduct or withhold any amounts from consideration otherwise payable to any Persons pursuant to this Agreement; provided, that, the Parties acknowledge that the transactions contemplated hereby may create or cause a Tax obligation in the People’s Republic of China. In accordance with Section 10.08, the Seller undertakes to inform the applicable Chinese Tax Authority of and file, on its own behalf and on behalf of the Buyer, a disclosure according to Bulletin 7 of the China State Administration for Taxation, with respect to the indirect transfer of a Chinese entity under this Agreement (and the Buyer agrees not to file any such disclosure or otherwise communicate with the applicable Chinese Tax Authority in respect of the transfer of a Chinese entity under this Agreement without the express written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed).
Section 4.06. Purchase Price Allocation. An allocation of the Purchase Price as between the Transferred Equity Interests (the “Equity Allocation”) shall be prepared by the Seller and delivered to the Buyer no later than thirty (30) days after the Closing Date for the Buyer’s review and comment. The Seller shall incorporate any reasonable comments provided by the Buyer in writing within ten (10) days of receipt of the Equity Allocation. The Buyer and the Seller agree to further allocate the Purchase Price (as finally determined hereunder), without duplication, and all other relevant items among the assets of each of the Transferred Entities, in accordance with Section 338 and Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and the methodologies set forth in Section 4.06 of the Disclosure Letter, and consistent with the Equity Allocation (the “Purchase Price Allocation”). The Buyer shall, no later than sixty (60) days after the Closing Date, subsequently prepare and deliver to the Seller a draft of the Purchase Price Allocation. Such draft Purchase Price Allocation as prepared by the Buyer will be final and binding on the Parties, unless the Seller delivers to the Buyer a written notice of objection to such Purchase Price Allocation within thirty (30) days after receiving such Purchase Price Allocation from the Buyer, stating in reasonable detail the basis for any objections and the Seller’s proposed allocation. If the Seller timely delivers such a notice of objection to the Buyer, then the Parties will work together in good faith to resolve all objections raised by the Seller in such notice of objection. If the Parties are able to resolve all such objections, then the Purchase Price Allocation will be revised to reflect such resolution and the Purchase Price Allocation (as so revised) will be final and binding on the Parties; provided, however, if the Parties are not able to resolve all such objections following thirty (30) days of good faith negotiations, then the Parties will (i) revise the Purchase Price Allocation to reflect any and all such objections resolved by the Parties and (ii) submit the remaining objections to the Independent Accounting Firm for resolution. The Purchase Price Allocation, as so revised to reflect the final determination of the Independent Accounting Firm will be final and binding on the Parties. In the case of an adjustment to the Purchase Price (or any other item of consideration for U.S. federal income tax purposes), requiring an amendment to the Purchase Price Allocation, the Buyer shall amend the Purchase Price Allocation and provide such amended allocation to the Seller (which shall become the final Purchase Price Allocation). Except as required by a final determination within the meaning of Section 1313(a) of the Code, the Buyer and the Seller shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation (as finally determined pursuant to this Section 4.06) and shall not take any position inconsistent therewith in preparing any Tax Returns, IRS Form 8594, IRS Form 8883, or any other Tax forms or filings. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 4.06 shall survive the Closing.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRE-CLOSING REORGANIZATION SELLING PARTIES
Each of the Pre-Closing Reorganization Selling Parties hereby represents and warrants to the Buyer that:
Section 5.01. Formation, Qualification and Authority of the Seller.
(a)    Each of the Pre-Closing Reorganization Selling Parties is a corporation or other legal business organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite organizational power and authority to enter into each Transaction Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.
(b)    The execution, delivery and performance by the Seller and the other Pre-Closing Reorganization Selling Parties of this Agreement and the other Transaction Agreements to which they are a party, the performance by the Seller and the other Pre-Closing Reorganization

Selling Parties of their respective obligations thereunder and the consummation by the Seller and the other Pre-Closing Reorganization Selling Parties of the transactions contemplated thereby have been duly authorized by all requisite organizational action on the part of the Seller and the other Pre-Closing Reorganization Selling Parties. This Agreement and the other Transaction Agreements to which they are a party have been duly executed and delivered by the Seller and the other Pre-Closing Reorganization Selling Parties party thereto, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) the Transaction Agreements constitute legal, valid and binding obligations of the Seller and the other Pre-Closing Reorganization Selling Parties, as applicable, enforceable against the Seller and the other Pre-Closing Reorganization Selling Parties in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Enforceability Exceptions”).
Section 5.02. Formation and Qualification of the Transferred Entities.
(a)    Each Transferred Entity is a corporation or other legal business organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization. Each Transferred Entity has the requisite organizational power and authority to operate its business as now conducted.
(b)    Each Transferred Entity is duly qualified and validly existing as a foreign corporation or other legal business organization to do business and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary to operate its business as now conducted in all material respects.
Section 5.03. Capital Structure of the Transferred Entities.
(a)    The Companies. Section 5.03(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of the authorized capital stock or other equity interests (if applicable), the number of issued and outstanding shares or other equity interests and the name of each record and beneficial owner of all the issued and outstanding shares or other equity interests of each Company. The Transferred Equity Interests represent all of the issued and outstanding equity interests of the Companies. The Seller has good and marketable title to all of the Transferred Equity Interests, free and clear of any Liens, other than Liens arising out of, under, or in connection with applicable securities Laws. All of the Transferred Equity Interests (i) have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable and (ii) have been issued in compliance with all applicable Laws and all applicable Contracts. There are no options, warrants, redemption or repurchase rights, stock appreciation rights, restricted stock units, or rights of conversion or other similar rights, agreements, arrangements, commitments or Contracts of any kind obligating any Company to issue or sell, directly or indirectly, any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement or any other Transaction Agreement. Other than pursuant to applicable Law, there are no voting trusts, stockholder or shareholder agreements, registration rights agreements, or other Contracts with third parties in effect with respect to the voting or transfer of the Transferred Equity Interests of any Company.
(b)    The Business Subsidiary. Section 5.03(b) of the Disclosure Letter sets forth the record and beneficial owner of all of the outstanding capital stock or equity interests of the Business Subsidiary. The Companies, directly or indirectly, own all of the outstanding capital stock or equity interests of the Business Subsidiary, free and clear of any Liens other than Liens arising out of, under, or in connection with applicable securities Laws. All of the outstanding shares or other equity interests of the Business Subsidiary (i) have been duly authorized and are validly issued and outstanding and are fully paid and non-assessable and (ii) have been issued in compliance with all applicable Laws and all applicable Contracts. There are no options, warrants, redemption or repurchase rights, stock appreciation rights, restricted stock units, or rights of conversion or other similar rights, agreements, arrangements, commitments or Contracts of any kind obligating the Business Subsidiary to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement or any other Transaction Agreement. Other than pursuant to applicable Law, there are no voting trusts, stockholder or shareholder agreements, registration rights agreements, or other Contracts with third parties in effect with respect to the voting or transfer of the shares or other equity interests of the Business Subsidiary.
Section 5.04. No Conflict. Provided that all consents, waivers, approvals, authorizations and other actions described in Section 5.05 have been obtained, satisfied or taken, and except as may result from any facts or circumstances relating to the Buyer or its Affiliates, the execution, delivery and performance by the Seller and the other Pre-Closing Reorganization Selling Parties of the Transaction Agreements to which they are a party and the consummation by the Seller or any other Pre-Closing Reorganization Selling Parties of the transactions contemplated thereby do not and will not (a) violate or conflict with the Organizational Documents of the Seller and the other Pre-Closing Reorganization Selling Parties, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the other Pre-Closing Reorganization Selling Parties, the Transferred Entities or the Business, or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, give to any Person any rights of termination, acceleration or cancellation of or result in a loss of any material benefit under, (i) any Material Contract, or (ii) any other Contract, except to the extent such conflicts, violations, breaches, defaults or rights would not, individually or in the aggregate, reasonably be expected to (x) result in a material adverse effect on the Business taken as a whole or (y) prevent or delay the ability of the Seller and the other Pre-Closing Reorganization Selling Parties to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated thereby, in each case, in a manner that would reasonably be expected to result in a material adverse effect on the Business taken as whole or (iii) sales or purchase orders except to the extent such conflicts, violations, breaches, defaults or rights would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole or to prevent or materially delay the ability of the Seller and the other Pre-Closing Reorganization Selling Parties to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated thereby.
Section 5.05. Consents and Approvals. Except as set forth on Section 5.05 of the Disclosure Letter, the execution and delivery by the Seller and the other Pre-Closing Reorganization Selling Parties of the Transaction Agreements to which the Seller and the other

Pre-Closing Reorganization Selling Parties are a party, the performance by the Seller and the other Pre-Closing Reorganization Selling Parties of their respective obligations thereunder and the consummation by the Seller and the other Pre-Closing Reorganization Selling Parties of the transactions contemplated thereby, do not and will not require any filing with or notification to, or consent, approval, authorization or other action by, (a) any Governmental Authority, (b) any third party under any Material Contract, (c) any third party under (i) any other Contract, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, individually or in the aggregate, would not reasonably be expected to (x) result in a material adverse effect on the Business taken as a whole or (y) prevent or delay the ability of the Seller or the other Pre-Closing Reorganization Selling Parties to perform their respective obligations under the Transaction Agreements to which they are a party or to consummate the transactions contemplated thereby, in each case, in a manner that would reasonably be expected to result in a material adverse effect on the Business taken as whole or (ii) any sales or purchase orders or (d) any other Person, except with respect to the foregoing clauses (c)(ii) or (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, individually or in the aggregate, would not reasonably be expected to be material to the Business taken as a whole or to prevent or materially delay the ability of the Seller or the other Pre-Closing Reorganization Selling Parties to perform their respective obligations under the Transaction Agreements to which they are a party or to consummate the transactions contemplated thereby.
Section 5.06. Financial    Information;    Absence    of    Undisclosed    Liabilities; Accounts Receivable; Inventories.
(a)    Section 5.06(a)(i) of the Disclosure Letter sets forth true, correct and complete copies of the unaudited combined and consolidated balance sheet of the Business and related unaudited consolidated statement of profits and losses for (i) the calendar years ending December 31, 2023 and December 31, 2024 and (ii) the ten-month period ended October 31, 2025 (such date, the “Balance Sheet Date” and such financial statements being collectively referred to as the “Financial Statements”). Except as set forth on Section 5.06(a)(ii) of the Disclosure Letter, the Financial Statements were (A) derived from the books and records of the Transferred Entities, which are accurate and complete in all material respects and contain no material inaccuracies or discrepancies of any kind, (B) prepared in accordance with GAAP and (C) present accurately and fairly, in all material respects, the financial position of the Business at the respective dates thereof and for the respective periods covered thereby, except for the absence of notes and normal year-end adjustments; provided that (x) the Business has not operated on a separate standalone basis and has historically been reported within the Seller’s combined financial statements, (y) the information reflected in the Financial Statements was derived from the financial reporting systems and the consolidated financial statements of the Seller, which consolidated financial statements were prepared in accordance with GAAP and (z) the Financial Statements reflect allocations of overhead and other shared costs that were determined on a reasonable and consistently applied basis using allocation methodologies that are the same as those historically used by the Seller for internal management and external reporting. As Related to the Business, there are no significant deficiencies or material weaknesses in the design or operation of the Seller’s and the other Pre-Closing Reorganization Selling Party’s internal controls that adversely affect their respective ability to record, process, summarize and report financial information, and the Seller’s and the other Pre-Closing Reorganization Selling Party’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects. There is no, nor has there been, any allegation of fraud or financial improprieties that involves management of any of the Seller or Seller’s Affiliates.
(b)    There are no material Liabilities of the Business of any kind, other than:
(i) as set forth in the Financial Statements as of the Balance Sheet Date (including any notes thereto); (ii) Liabilities incurred in the ordinary course of business in all material respects since the Balance Sheet Date, none of which related to (A) breach of Contract, (B) breach of warranty,
(C) tort, (D) infringement, (E) violation of Law, or (F) any environmental liability; (iii) Excluded Liabilities; and (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Business taken as a whole, none of which relate to (A) breach of Contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of Law, or (F) any environmental liability.
(c)    All accounts and notes receivable of the Business represent sales actually made or services provided in the ordinary course of business, or valid claims as to which full performance has been rendered by the applicable Transferred Entity, the Seller or the other Pre-Closing Reorganization Selling Parties. All of the accounts and notes receivable of the Business are collectible in full in accordance with their terms at their recorded amounts. There are no material disputes with respect to any of the accounts receivable reflected on the Financial Statements that have not been reserved for in the Financial Statements as of the Balance Sheet Date. All reserves against the accounts receivable for returns and bad debts are adequate and have been calculated in accordance with GAAP. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Business are pending or, to the Knowledge of the Seller, threatened. None of the Transferred Entities, the Seller or the other Pre-Closing Reorganization Selling Parties has agreed to any material deduction, free goods or services, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables of the Business. All of the accounts and notes receivable of the Business relate solely to sales of goods or services to customers of the applicable Transferred Entity, the Seller, or the other Pre-Closing Reorganization Selling Parties, none of which are an Affiliate of the Seller or any other Pre-Closing Reorganization Selling Party.
(d)    Except as set forth on Section 5.06(d) of the Disclosure Letter and as reserved in the Financial Statements, as of the Balance Sheet Date or as set forth on Section 5.06(d) of the Disclosure Letter, all inventories of the Transferred Entities are of a quality usable and saleable in the ordinary course of business. Except as specifically reserved in the Financial Statements as of the Balance Sheet Date, no such inventories are slow moving, damaged, defective or obsolete and are not excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the business of Business and customer forecasted demands. The Transferred Entities have, together with the Transferred Assets, sufficient available inventories (or identified sources thereof) to perform its contractual obligations. Except as set forth on Section 5.06(d) of the Disclosure Letter, no inventories are held on consignment, or otherwise, by any Person, other than inventory held on consignment by Stoneridge Electronics that is used or planned for use of manufacturing and assembling products of the Business in Mexico pursuant to the Mexico Manufacturing Agreement.
Section 5.07. Absence of Certain Changes or Events. Since the Balance Sheet Date through the date hereof, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and, other than in accordance with the

Pre-Closing Reorganization or as set forth on Section 5.07 of the Disclosure Letter, none of the Transferred Entities or, as it Relates to the Business or otherwise affects the Business, the Seller or the other Pre-Closing Reorganization Selling Parties has:
(a)    changed in condition (financial or otherwise), operations, business, assets, properties or liabilities other than changes in the ordinary course of business;
(b)    borrowed any amount or incurred or become subject to any liability, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under Contracts, sales and purchase orders entered into in the ordinary course of business, and (iii) borrowings under lines of credit existing on such date;
(c)    guaranteed the Debt of any Person;
(d)    transferred, assigned, sold or otherwise disposed of (including transfers to any employees, the Seller, any other Pre-Closing Reorganization Selling Party or any of their Affiliates) any assets or properties or cancelled any debts, entitlements or claims except, in each case, in the ordinary course of business;
(e)    suffered any material operating loss or any unusual or extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Business;
(f)    except as required by any existing Employee Plan or applicable Law, (i) made or granted any increase in (A) compensation or (B) benefits under any Employee Plan; (ii) amended or terminated any Employee Plan; (iii) adopted any new Employee Plan (other than offer letters containing standard employment terms in the ordinary course of business); (iv) laid off or furloughed any Business Employee or, with respect to any laid off or terminated individuals, any employee who would have otherwise been a Business Employee, in each case, with an annual base compensation in excess of $100,000; or (v) negotiated or entered into any collective bargaining agreement or recognized or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;
(g)    directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, employee (whether current or former or retired), consultant, independent contractor or agent of the Business;
(h)    created or permitted to exist any Lien (except for Permitted Liens) affecting any of its assets or property, other than Liens on the Transferred Entities pursuant to the Existing Credit Agreement that are discharged at the Closing;
(i)    declared, directly or indirectly, or paid any dividends or declared or made any other payments or distributions on or in respect of any of its membership interests, shares or other equity interests and has not, directly or indirectly, purchased or otherwise acquired any of its membership interests, shares or other equity interests;
(j)    instituted or settled any Action;

(k)    made any capital expenditures or commitments therefor in excess of $250,000, individually, other than in the ordinary course of business or consistent with a capital expenditure plan made available to the Buyer;
(l)    made any material change in its accounting or Tax principles, practices or policies;
(m)    (i) settled or compromised any Action in respect of Taxes, (ii) made, changed or rescinded any Tax election, (iii) surrendered any right in respect of Taxes, (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, (v) filed any Tax Return that was not prepared in accordance with its past practices, (vi) failed to timely pay any Taxes to the appropriate Tax Authority when due or (vii) amended any Tax Return;
(n)    made any material write-off or write-down of, or made any determination to write-off or write-down, any of its assets or properties, other than in the ordinary course of business consistent with past practice;
(o)    made any change in (i) its general pricing practices or policies or (ii) its credit or allowance practices or policies;
(p)    amended its Organizational Documents;
(q)    entered into any amendment, modification or termination (partial or complete) of, granted any waiver under or given any consent with respect to any Material Contract that is required to be disclosed in the Disclosure Letter;
(r)    licensed in or purchased any Intellectual Property, other than in the ordinary course of business, or licensed out or otherwise permitted any Person to use any Business Intellectual Property, other than non-exclusive licenses granted to customer in the ordinary course of business;
(s)    commenced or terminated any line of business;
(t)    received any written notice from any customer or supplier or, to the Knowledge of the Seller, other notice from any Material Customer or Material Supplier that such customer, supplier, Material Customer or Material Supplier, as applicable, has ceased or intends to cease to do business with it;
(u)    other than in the ordinary course of business consistent with past practice,
(i) delayed, or taken any action to delay, payment of any accounts payable or failed to pay any accounts payable when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable or the collection of customer deposits;
(v)    issued, sold or disposed of any of its membership interests or other equity interests, granted any options, warrants, calls, subscriptions or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its membership interests or other equity interests or split, combined, reclassified or subdivided, or made any dividend or distribution with respect to, its membership interests or other equity interests; or

(w)    authorized, agreed or otherwise become committed to do any of the foregoing.
Section 5.08. Absence of Litigation. Except as set forth on Section 5.08 of the
Disclosure Letter, as of the date of this Agreement, there are, and during the five (5)-year period prior to the Closing Date there have been, no material Actions pending of which the Seller or the other Pre-Closing Reorganization Selling Parties has received notice or has been threatened in writing or, to the Knowledge of the Seller, orally against the Seller, the other Pre-Closing Reorganization Selling Parties (each, solely as it relates to the Business) or the Transferred Entities. There is no Action pending, threatened in writing or, to the Knowledge of the Seller, threatened orally that questions the validity of the Transaction Agreements and the transactions contemplated thereby, that would give any Person the right to enjoin or rescind the transactions contemplated by the Transaction Agreements and the transactions contemplated thereby, or would otherwise prevent the Seller, the other Pre-Closing Reorganization Selling Parties or any of the Transferred Entities from complying with the terms of this Agreement or any other Transaction Agreement. The Seller and the Pre-Closing Reorganization Selling Parties are not subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to be material to the Business taken as a whole.
Section 5.09. Compliance with Laws. Each of the Seller, the other Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities is, and during the five (5) year period prior to the Closing Date has been, in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of the Business. As of the date of this Agreement, none of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities, has received any written notice or, to the Knowledge of the Seller, oral notice from any Governmental Authority or other Person (a) regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under, any applicable Law or (b) revoking, or threatening to revoke, any Business Permit.
Section 5.10. Permits. Section 5.10 of the Disclosure Letter sets forth a true, correct and complete list and description of all Permits that the Pre-Closing Reorganization Selling Parties (solely to the extent Related to the Business) and the Transferred Entities hold or have the right to use, and such Permits constitute all Permits required by any Governmental Authority under applicable Law for the conduct or operation of the Business as currently conducted (the “Business Permits”). Neither the Seller nor the Transferred Entities is in default under, or is violating, any of the Business Permits in any material respect, and no Action is pending or, to the Knowledge of the Seller, threatened to terminate, revoke or modify any Business Permits. To the Knowledge of the Seller, no event has occurred or circumstances exist (with or without the giving of notice, or lapse of time, or both) that would reasonably be expected to result in such termination, expiration, revocation, or modification of any Business Permit.
Section 5.11. Sufficiency of the Business Assets. As of the Closing (assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 5.04 or Section 5.05) and except as set forth on Section 5.11 of the Disclosure Letter, the Business Assets will, taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder, including under the Transition Services Agreement, the Mexico Manufacturing Agreement and the China Manufacturing Agreement) and the rights set forth in Section 2.02, constitute all of the assets necessary for the Buyer and the Transferred Entities to

(a)    conduct the Business in all material respects immediately following the Closing as it is conducted on the date of this Agreement and immediately prior to the consummation of the Pre-Closing Reorganization and (b) satisfy their respective obligations pursuant to the China Manufacturing Business.
Section 5.12. Intellectual Property.
(a)    Section 5.12(a) of the Disclosure Letter sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Business Intellectual Property: (i) patents and patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor and (iv) Internet domain names. Except as set forth on Section 5.12(a) of the Disclosure Letter, all Business Intellectual Property listed thereon has not been abandoned, and any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of the Business Intellectual Property and due as of the date of this Agreement have been paid in full. Except as set forth on Section 5.12(a) of the Disclosure Letter, to the Knowledge of the Seller, no actions are required to be taken and no renewal and maintenance fees, annuities or other fees payable in respect of the Business Intellectual Property are due before Closing or within the two (2) month period immediately after Closing. Except as set forth on Section 5.12(a) of the Disclosure Letter and other than any actions that are required to reflect changes in chain of title caused by the Pre-Closing Reorganization, all actions required to record each owner throughout the entire chain of title of all of the Business Intellectual Property required to have been listed on Section 5.12(a) of the Disclosure Letter with each applicable Governmental Authority up through Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.
(b)    The operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and during the five (5) year period prior to the Closing Date has not infringed, misappropriated or otherwise violated, any Intellectual Property of any third party in any material respect.
(c)    Except as disclosed on Section 5.12(c) of the Disclosure Letter, as of the Closing Date all of the Business Intellectual Property is solely owned by a Transferred Entity, free from any Liens (except for Permitted Liens) and any requirement of any past, present of future royalty payment, license fee, charge or other payment or conditions or restrictions whatsoever. Except for the Intellectual Property provided through the Transition Services Agreement, the Mexico Manufacturing Agreement, the China Manufacturing Agreement and the Intellectual Property set forth on Section 1.01(a) of the Disclosure Letter, neither Seller nor any of its post-Closing Affiliates own any right, title or interest in and to any Intellectual Property used in the Business. Except as set forth in a Contract listed on Section 5.14(a)(vi) of the Disclosure Letter and other than the costs of procuring equipment and other ongoing licensing costs for IT Tools and vendor agreements in the ordinary course of business, no royalty payment, license fee, charge or other payment or condition or restriction is due for the exploitation of any of Intellectual Property that is or has been exploited in the Business in the manner exploited by the Business as of Closing and in the 12-month period immediately prior to Closing.
(d)    Except as set forth on Section 5.12(d) of the Disclosure Letter, none of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities have received, during the prior three (3) years, any written claim or written notice, or, to the Knowledge of the Seller, any other claim or notice, from any Person alleging that the operation of the Business infringes, misappropriates or otherwise violates any Intellectual Property of any third party in any material respect, which remains unresolved. As of the date of this Agreement, there are no Actions pending, threatened in writing or, to the Knowledge of the Seller, otherwise threatened against the Seller, the other Pre-Closing Reorganization Selling Parties, the Transferred Entities or any of their Affiliates alleging that the operation of the Business infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property of any third party in any material respect. None of the Business Intellectual Property, or to the Knowledge of the Seller any other Intellectual Property exploited in the Business as of the Closing and in the 12-month period immediately prior to the Closing Date is subject to any Governmental Order that restricts such exploitation of such Intellectual Property.
(e)    Each officer, director, stockholder, employee, consultant, agent or other representative of the Transferred Entities and, solely to the extent Related to the Business, the Seller and the other Pre-Closing Reorganization Selling Parties, in each case, that has developed Technology or Intellectual Property for such individual’s respective employer or engaging entity, in each case, that was created, conceived or otherwise developed for or on behalf of the Business, or is otherwise Related to the Business, including all of the Intellectual Property created, conceived or otherwise developed by such Persons and that is incorporated or otherwise embodied in the products of the Business, has assigned to such Person’s respective employer or engaging entity, all of such individual’s right, title and interest in and to such Intellectual Property, to the extent ownership of all right, title and interest in and to such Intellectual Property does not automatically vest in a Transferred Entity, the Seller or any other Pre-Closing Reorganization Selling Parties as a matter of applicable Law. No such individual owns or claims any personal rights in (nor has any of them made application for) any such Intellectual Property.
(f)    To the Knowledge of the Seller, no Person is engaging, or during the six (6) year period prior to the Closing Date has engaged, in any activity that infringes, misappropriates or otherwise violates any Business Intellectual Property.
(g)    During the twelve (12) month period prior to the date of this Agreement, there have been no security breaches, malfunctions, data losses or failures of the IT Tools that, individually or in the aggregate, would reasonably be expected to be material to the Business taken as a whole.
(h)    Except for the IT Tools provided through the Transition Services Agreement, no IT Tools are used in or necessary for the operation of the Business.
(i)    The Seller, the other Pre-Closing Reorganization Selling Parties and the Transferred Entities take commercially reasonable steps to maintain the confidentiality of all trade secrets included in the Business Intellectual Property. To the Knowledge of the Seller, during the twelve (12) months prior to the date of this Agreement, there has been no unauthorized disclosure by the Transferred Entities or, solely to the extent Related to the Business, Seller, the other Pre-Closing Reorganization Selling Parties, Transferred Entities or any of their Affiliates to any third party of any such trade secrets.
(j)    As of the Closing, the Transferred Entities will have all rights necessary to, and have complied in all material respects with all applicable Laws in order to collect and use, all

Training Data and AI Inputs used or held for use in the conduct of the Business, including in connection with the development, manufacture, commercialization and deployment of the products of the Business. Except as set forth on Section 5.12(j) of the Disclosure Letter, no AI Technology, or any other generative artificial intelligence system, has been used to develop or integrated into any products of the Business. To the Knowledge of the Seller, there are no circumstances that could reasonably be expected to give rise to the commencement of an Action related to Intellectual Property, the collection of Training Data or the exploitation of Training Data or AI Inputs.
Section 5.13. Data Privacy. The Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities are, and during the two (2) year period prior to the Closing Date, have been in material compliance with all Privacy Requirements. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business taken as a whole, during the two (2) year period prior to the Closing Date, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Data held by the Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that process Personal Data that are owned or under the control of the Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities or, to the Knowledge of the Seller, their subcontractors, vendors or other Persons in relation to such parties’ Processing of Personal Data used or held for use in the Business on behalf of the Pre-Closing Reorganization Selling Parties or the Transferred Entities (a “Data Security Breach”) and the Seller has no reason to reasonably suspect such a Data Security Breach has occurred. The Pre-Closing Reorganization Parties (with respect to the Business) and the Transferred Entities have, during the past two (2) years, used reasonable and appropriate controls, technologies, processes, and practices designed to detect, identify and remediate Data Security Breaches. During the five (5) year period prior to the Closing Date, none of the Pre-Closing Reorganization Selling Parties (with respect to the Business) or the Transferred Entities have received any written notice of any claims of, or, to the Knowledge of the Seller, been charged with, the violation of any Privacy Requirements. The Pre-Closing Reorganization Selling Parties (with respect to the Business) and the Transferred Entities have in place reasonable security measures, contractual protections, controls, technologies, policies and safeguards sufficient to materially comply with applicable Privacy Requirements. The Pre-Closing Reorganization Parties (with respect to the Business) and the Transferred Entities (and, to the Knowledge of the Seller, their subcontractors who process Personal Data on their behalf) maintain reasonable disaster recovery and business continuity plans, procedures and facilities. Neither the execution, delivery, or performance of this Agreement nor the consummation of any transaction contemplated by this Agreement, in each case, by the Pre-Closing Reorganization Selling Parties and the Transferred Entities, will result in any material violation of any Privacy Laws.
Section 5.14. Material Contracts.
(a)    Section 5.14(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each of the following Contracts, sales and purchase orders (except as otherwise set forth below), in all cases, that are Related to the Business or to which a Transferred Entity is a party as of the Closing (after giving effect to the Pre-Closing Reorganization) and that are in effect on the date of this Agreement (such Contracts listed or required to be listed on Section 5.14(a) of the Disclosure Letter, but excluding (i) any Employee

Plans and (ii) any Contracts that are Excluded Assets and will not be binding on any Transferred Entity following the Closing, the “Material Contracts”):
(i)    Contracts to purchase or sell goods or services from a supplier or to a customer of the Business that are currently in effect and involve purchases, sales or expenditures in an aggregate amount in excess of $500,000 in the twelve-month period ending July 31, 2025 with respect to the Business, in each case, other than individual purchase or sale orders entered into in the ordinary course of business;
(ii)    Contracts, sales and purchase orders that provide for the exclusive sale of any product or exclusive provisions of any services;
(iii)    Contracts, sales and purchase orders for joint ventures, strategic alliances, partnership or similar arrangements;
(iv)    Contracts, sales and purchase orders that, as of Closing, will limit the ability of any Transferred Entity or the Business to engage in any line of business or to compete with any Person or in any geographic area during any time period;
(v)    any Government Contracts;
(vi)    Contracts, sales and purchase orders under which (A) any of the Transferred Entities is granted a license or right to use the Intellectual Property of any Person or (B) any of the Pre-Closing Reorganization Selling Parties, or any of their respective post-Closing Affiliates, is granted a license or right to use the Intellectual Property of any Person that is used in the Business in any material respect, in each case of (A) and (B), other than (1) non-exclusive licenses for off-the-shelf or other commercially available software (including open source software) granted by third parties to any Transferred Entity involving annual aggregate consideration of no more than $100,000, and (2) non-exclusive licenses that are incidental to the transaction contemplated by the Contracts containing such licenses, where the purpose of such Contracts is primarily something other than the license of Intellectual Property;
(vii)    Contracts, sales and purchase orders under which (A) any of the Transferred Entities grants a license or right to use any Intellectual Property or (B) any of the Pre-Closing Reorganization Selling Parties, or any of their respective post-Closing Affiliates, grants a license, right to use, or agrees to refrain from using, any Business Intellectual Property or other Intellectual Property related to the Business, in each case of (A) and (B), other than non-exclusive licenses that are incidental to the transaction contemplated by the Contracts containing such licenses, where the purpose of such Contracts is primarily something other than the license of Intellectual Property;
(viii)    Contracts, sales and purchase orders under which: (A) any of the Transferred Entities assigns or is assigned any Intellectual Property, or (B) any of the Pre-Closing Reorganization Selling Parties, or any of their respective post-Closing Affiliates, assigns or is assigned any Intellectual Property Related to the Business, in each case of (A) and (B), other than assignment agreements executed by an officer, director, stockholder, employee, consultant, agent or other representative of the Transferred Entities, the Seller or any other Pre-Closing Reorganization Selling Party;

(ix)    collective bargaining agreements, works council agreements, neutrality agreements, or any similar contracts (other than Employee Plans) with any union, works council or other labor organization representing any Business Employees;
(x)    Contracts, sales and purchase orders that contain an option or grant of any right of first refusal, right of first offer, right of first negotiation or similar right in favor of any Person in respect of the Business;
(xi)    Contracts, sales or purchase orders relating to Debt (other than intercompany Debt) with respect to which any Transferred Entity is, and will remain to be following the Closing, an obligor or which impose a Lien other than a Permitted Lien;
(xii)    Contracts with any Material Customer or Material Supplier, in each case, other than individual purchase or sale orders entered into in the ordinary course of business;
(xiii)    Contracts, sales and purchase orders to sell, lease or otherwise dispose of any material assets (other than, in each case, sales of inventory, products or services in the ordinary course of business);
(xiv)    Contracts, sales and purchase orders providing for exclusive distribution or development rights;
(xv)    Contracts provided for in Section 5.26;
(xvi)    Contracts in excess of $50,000 pertaining to the lease of equipment or other personal property;
(xvii)    Contracts involving management services, consulting services, independent contractor services, support services or any other similar services, in each case, that has exceeded, or is reasonably expected to exceed, $50,000 in any 12-month period;
(xviii)    Contracts containing a warranty, minimum purchase or sale requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with any customer or supplier;
(xix)    Contracts, sales and purchase orders containing a “most favored nation” pricing arrangement or similar understandings with any customer or supplier;
(xx)    Contracts granting a power of attorney, except for those granted to conduct limited administrative and governmental filings/representations such as patent-and trademark-related filings in national patent and trademark offices;
(xxi)    Contracts that relate to the acquisition or disposition of any business, shares or assets of any other Person or any real property (whether by merger, sale of shares, sale of assets or otherwise); or
(xxii)    that is a Pre-Closing Reorganization Agreement.

(b)    Each Material Contract is in full force and effect and is a legal, valid and binding obligation of the Pre-Closing Reorganization Selling Party or Transferred Entity party thereto, as the case may be, and, to the Knowledge of the Seller, each other party to such Material Contract, and is enforceable in accordance with its terms against the Pre-Closing Reorganization Selling Party or Transferred Entity, as the case may be, and, to the Knowledge of the Seller, each such other party thereto in accordance with its terms subject, in each case, to the Enforceability Exceptions (i) there does not exist, and no circumstance exists which (with or without the giving of notice or lapse of time, or both) may result in, any material breach, violation or default on the part of the Pre-Closing Reorganization Selling Party or any of the Transferred Entities, as the case may be, under the terms of any Material Contract and to the Knowledge of the Seller, no other party to any Material Contract is in material breach or default thereunder and (ii) no party to any Material Contract has repudiated the terms thereof or threatened in writing or, to the Knowledge of the Seller, threatened orally to terminate, cancel or not renew any Material Contract. The Seller has made available to the Buyer a true, correct and complete copy of each Material Contract, as in effect as of the Closing.
Section 5.15. Material Customers and Material Suppliers.
(a)    Section 5.15(a) of the Disclosure Letter lists the 20 largest customers of the Business (as measured by the dollar amount of sales revenue therefrom) in respect of sales for the year ended December 31, 2024 and the ten (10)-month period ended October 31, 2025 (the “Material Customers”). Except as set forth on Section 5.15(a) of the Disclosure Letter, all Material Customers continue to be customers of the Business and none of the Material Customers has reduced materially its business with the Business from the levels achieved during the year-ended December 31, 2024, other than to account for market fluctuations of the applicable Material Customers’ respective businesses. As of the date of this Agreement, no Material Customer has expressed in writing or, to the Knowledge of the Seller, orally to any Pre-Closing Reorganization Selling Parties or any Transferred Entity its current intention to cancel or otherwise terminate its relationship with respect to the Business or has threatened to do so in writing or, to the Knowledge of the Seller, orally during the twelve (12) month period prior to the date of this Agreement. Except as set forth in Section 5.15(a) of the Disclosure Letter, the prices paid to the Business by Material Customers for any product or service have not materially decreased in the aggregate during the twelve (12) month period prior to the date of this Agreement. No Material Customer has materially changed its payment terms or any other material terms with respect to the Business or threatened to do so in writing or, to the Knowledge of the Seller, orally during the twelve (12) month period prior to the date of this Agreement. None of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is involved in any material claim, dispute or controversy with any Material Customer. None of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is involved in any claim, dispute or controversy with any of the other customers of the Business that, individually or in the aggregate, would reasonably be expected to be material to the Business, taken as a whole.
(b)    Section 5.15(b) of the Disclosure Letter lists the 25 largest suppliers of the Business (as measured by the dollar amount of total expenditures made in connection therewith) in respect of expenditures for the year ended December 31, 2024 and the ten (10)-month period ended October 31, 2025 (the “Material Suppliers”). Except as set forth in Section 5.15(b) of the Disclosure Letter, all Material Suppliers continue to be suppliers of the Business and, as of the date of this Agreement no Material Supplier has expressed in writing or, to the Knowledge of the

Seller, orally to the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity its current intention to cancel or otherwise terminate its relationship with respect to the Business or has threatened to do so in writing or, to the Knowledge of the Seller, orally during the twelve (12) month period prior to the date of this Agreement. Except as set forth in Section 5.15(b) of the Disclosure Letter, no Material Supplier has materially increased its prices or changed its payment terms or any other material terms with respect to the Business or threatened to do so in writing or, to the Knowledge of the Seller, orally during the twelve (12) month period prior to the date of this Agreement. Except as set forth in Section 5.15(b) of the Disclosure Letter, none of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is involved in any material claim, dispute or controversy with any Material Supplier. None of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is involved in any claim, dispute or controversy with any of the other suppliers of the Business that, individually or in the aggregate, would reasonably be expected to be material to the Business, taken as a whole. Except as set forth in Section 5.15(b) of the Disclosure Letter, no supplier to the Business represents a sole source of supply for good and services used in the conduct of the Business.
Section 5.16. Employment and Employee Benefits Matters.
(a)    Section 5.16(a)(i) of the Disclosure Letter sets forth a true and complete list of all material Employee Plans (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form), and Section 5.16(a)(ii) of the Disclosure Letter sets forth a true and complete list of all Employee Plans that are, as of the Closing, Assumed Employee Plans. Any Employee Plan that is not listed on Section 5.16(a)(ii) of the Disclosure Letter shall be a Non-Assumed Employee Plan. The Seller has made available to the Buyer (i) a true and complete copy of each Assumed Employee Plan and each material Employee Plan (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form) or, in the case of an unwritten material Employee Plan, a written description thereof, (ii) the most recent determination, advisory or opinion letters from the IRS and summary plan description (or similar document and summary of material modifications) with respect to each Assumed Employee Plan and each material Employee Plan, (iii) the trust agreement, any insurance contracts or other funding arrangements with respect to each Assumed Employee Plan and each material Employee Plan, (iv) the annual report and nondiscrimination testing for each of the three
(3) most recent plan years with respect to each Assumed Employee Plan and (v) all material correspondence relating to each Assumed Employee Plan between the Pre-Closing Reorganization Selling Parties, the Transferred Entities or any Assumed Employee Plan, as the case may be, and any Governmental Authority.
(b)    None of the Seller, the other the Pre-Closing Reorganization Selling Parties, or the Transferred Entities or, solely with respect to prongs (i) and (ii), members of the Controlled Group maintain or contribute to or has any liability or obligation with respect to (and at no time in the past 6 year period prior to the Closing Date maintained, contributed to, or had any liability or obligation with respect to) (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA and subject to ERISA, (iii) a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)    Each Employee Plan is now and has always been maintained, operated, and administered in all material respects in accordance with its terms and the requirements of all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any of the Employee Plans that could result in any material Liability or any material excise Tax under ERISA or the Code being imposed on the Transferred Entities.
(d)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Seller, nothing has occurred that would reasonably be expected to result in the loss of such qualification.
(e)    There are no investigations, claims, or causes of action pending or, to the Knowledge of the Seller, threatened with respect to any Employee Plan other than routine claims for benefits, nor, to the Knowledge of the Seller, is there any basis for one. None of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is engaged or involved in any material claim or legal proceedings brought by or on behalf of any of the Business Employees and, to the Knowledge of the Seller, no such claims or proceedings have been threatened in writing.
(f)    Each Employee Plan that is maintained outside the jurisdiction of the United States that is required to be registered with any Governmental Authority has been maintained in good standing with such Governmental Authority and, to the Knowledge of the Seller, no set of circumstances exist that would reasonably be expected to adversely affect such good standing.
(g)    With respect to each Employee Plan that is subject to Section 4980B of the Code, the Seller, the other Pre-Closing Reorganization Selling Parties and the Transferred Entities and members of the Controlled Group have complied, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. None of the Seller, the other Pre-Closing Reorganization Selling Parties, or any Transferred Entity or member of the Controlled Group is subject to any material liability or material penalty under Sections 4971 through 4980H or Section 6055 or 6056 of the Code.
(h)    All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable in accordance with its terms under, and (iii) contributions, transfers or payments required to be made to, in each case, any Assumed Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date.
(i)    No Employee Plan provides death or medical benefits beyond termination of service or retirement, other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).
(j)    Except as set forth in Section 5.16(j) of the Disclosure Letter, none of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) (i) will entitle any current or former officer, employee, director, or individual independent contractor of the Business (“Individual Service Provider”) (or dependents of such Persons) to any compensation or benefit (or increase thereto) other than as required by applicable Law, (ii) will accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits with respect to any Individual Service Provider (or dependents of such Persons) of the Transferred Entities, (iii) will result in any forgiveness of indebtedness with respect to any Individual Service Provider (or dependents of such Persons) of the Transferred Entities, or (iv) could result in the payment of any amount or economic benefit that would, individually or in combination with any other such payment, be characterized as an “excess parachute payment,” as defined in 280G(b)(1) of the Code or entitle any Person to any “gross-up”, indemnification or other payment.
(k)    No Assumed Employee Plan provides health, welfare or retirement benefits to any individual who is not a current or former employee of the Transferred Entities or their Affiliates (or the dependents or other beneficiaries of any such current or former employee). All individuals who perform services for the Transferred Entities and their Affiliates (including, for the avoidance of doubt, all Business Employees) have been classified correctly, in accordance with the terms of the Assumed Employee Plan, ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and none of the Seller, the other Pre-Closing Reorganization Selling Parties, the Transferred Entities or their Affiliates has received notice to the contrary from any Person or Governmental Authority.
(l)    Section 5.16(l) of the Disclosure Letter sets forth, as of January 27, 2026 (unless otherwise set forth below), the following information for each Business Employee as of January 27, 2026: (i) name, (ii) hire date, (iii) active or inactive status (as of January 22, 2026), (iv) title, (v) annualized compensation, including base salary or hourly rate, bonus and commission potential, as applicable (vi) employing entity, (vii) exempt/non-exempt status, (vii) if inactive, reason for leave and expected date of return (as of January 22, 2026), (vii) visa status, and (vii) work location. All Business Employees are legally eligible for employment in the jurisdiction set forth next to such Employee’s name on Section 5.16(l) of the Disclosure Letter and no such permission or authority will expire within the next six months.
(m)    The Seller, the other Pre-Closing Reorganization Selling Parties and the Transferred Entities are not, and during the five (5) year period prior to the Closing Date, have not been, party to any collective bargaining agreements, works council agreements, neutrality agreements, or any similar contracts (other than Employee Plans) with any union, works council or other labor organization, in each case, representing any Business Employees or otherwise related to the Business. There are and have during the three (3) year period prior to the Closing Date been no (i) strikes, work stoppages, work slowdowns, lockouts, or picketing, pending, or, to the Knowledge of the Seller, threatened against or involving the Transferred Entities or, solely to the extent Related to the Business, Seller or the other Pre-Closing Reorganization Selling Parties,
(ii) demand for recognition or, to the Knowledge of the Seller, union organizing efforts (in each case, solely as it relates to the Business), or (iii) unfair labor practice charges or material labor grievances pending, or, to the Knowledge of the Seller, threatened by or on behalf of any Business Employee or group of Business Employees of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities.
(n)    The Seller and the other Pre-Closing Reorganization Selling Parties (solely with respect to the Business) and Transferred Entities are, and have during the three (3) year period prior to the Closing Date been, in compliance in all material respects with all Laws regarding labor and employment, including worker classification, employment and employment practices, terms and conditions of employment, wages and hours, wage payment, Taxes and withholdings, equal pay, and pay transparency, personnel and payroll records, employee privacy, child labor, immigration, collective bargaining and employee representation, employment discrimination, equal opportunity and affirmative action, harassment, access to facilities and employment opportunities for disabled persons, employee leave, paid time off, layoffs, plant closings, unemployment compensation, workers’ compensation, and occupational health and safety (“Employment Laws”).
(o)    Except as set forth in Section 5.16(o) of the Disclosure Letter, the Pre-Closing Reorganization Selling Parties and the Transferred Entities do not engage any Business Employee or Individual Service Provider with respect to the Business who cannot be dismissed at-will, whether currently or immediately after the transactions contemplated by this Agreement or the Employee Lease Agreement, without notice or cause. No Business Employee or Individual Service Provider with respect to the Business, in each case, who earns annual base salary in excess of $75,000 (and not, for the avoidance of doubt, any hourly employee), has provided written or, to the Knowledge of the Seller, oral notice that they intend to terminate their employment relationship or engagement with the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities and, to the Knowledge of the Seller, no such individual intends to do so. To the Knowledge of the Seller, no Business Employee or Individual Service Provider of the Business is in material violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant obligations to a former employer.
Section 5.17. Real Property.
(a)    Section 5.17(a) of the Disclosure Letter sets forth all real property owned by the Transferred Entities or, to the extent Related to the Business, owned by the Pre-Closing Reorganization Selling Parties (each, together with all improvements and fixtures located thereon and appurtenances thereto, an “Owned Real Property”), including the street address (or, if no street address exists, the county and tax parcel identification number) of each Owned Real Property and the current owner of each Owned Real Property. The relevant Transferred Entity which owns each Owned Real Property has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. With respect to the Owned Real Property, the present use and operation of the Owned Real Property does not violate any instrument of record or agreement affecting the Owned Real Property and no notice of any contemplated special assessment has been received by any Pre-Closing Reorganization Selling Party or any Affiliate thereof and, to the Knowledge of the Seller, there is no threatened special assessments pertaining to any of the Owned Real Property.
(b)    Section 5.17(b)(i) of the Disclosure Letter sets forth a list and description of all the leases, subleases, licenses or other occupancy agreements or contractual rights to use, together with any amendments thereto, to lease, sublease, license or otherwise use or occupy (but not own) (the “Real Property Leases”) the real property listed on Section 5.17(b)(ii) of the Disclosure Letter, and all leasehold interests and rights in respect thereof or thereunder, which constitutes all of the real property leased, subleased, licensed or otherwise used or occupied (but not owned) by the Transferred Entities or, to the extent Related to the Business, by the Pre-Closing

Reorganization Selling Parties (collectively, the “Leased Real Property”). The applicable Transferred Entity or Pre-Closing Reorganization Selling Party holds a valid leasehold interest in the Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens. A true, correct and complete copy of each Real Property Lease has been delivered to Buyer. Other than the Leased Real Property, no other real property is otherwise leased, subleased, licensed, occupied or used (but not owned) by any of the Transferred Entities or by any of the Pre-Closing Reorganization Selling Parties that is Related to the Business. With respect to the Leased Real Property, to the Knowledge of the Seller, there is not now pending nor contemplated any reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by any Transferred Entity under any Real Property Lease.
(c)    All Real Property Leases are in full force and effect and are enforceable as against such Transferred Entity or Pre-Closing Reorganization Selling Party, and to the Knowledge of the Seller, as against any other counterparty thereto, in accordance with their respective terms, subject to the Enforceability Exceptions, and, to the Knowledge of the Seller, no written notices of default under any such Real Property Lease have been sent or received by the Transferred Entities, the Seller or the other Pre-Closing Reorganization Selling Parties in the twelve (12) month period prior to the date of the Closing Date, which default remains uncured or unwaived as of the date of this Agreement.
(d)    The Leased Real Property and the Owned Real Property are collectively referred to herein as the “Transferred Real Property”. With respect to the Transferred Real Property: (i) there are no condemnation proceedings, lawsuits, or administrative actions relating to any Transferred Real Property pending, or, to the Knowledge of the Seller, threatened, in writing, (ii) none of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities has received any notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use or similar Law in connection with the use or operation of the Transferred Real Property, (iii) all facilities located on the Transferred Real Property are supplied with utilities and other services necessary for the operation of such facilities as presently operated, (iv) except for any Permitted Liens, there are no Contracts to which the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is a party granting to any Person (other than the applicable Transferred Entity) the right to use or occupy any portion of the Transferred Real Property, and (v) there are no Persons other than the applicable Transferred Entity in possession of the Transferred Real Property. The Transferred Real Property is in good condition and repair, ordinary wear and tear excepted.
Section 5.18. Environmental Matters. Except as set forth in Section 5.18 of the Disclosure Letter:
(a)    there are no Actions pending or, to the Knowledge of the Seller, threatened in writing against the Transferred Entities, the Seller or the other Pre-Closing Reorganization Selling Parties (relating to the Business) alleging a violation of, or liability under, Environmental Law;
(b)    each    Transferred    Entity,    the    Seller    and    the    other    Pre-Closing Reorganization Selling Parties (relating to the Business) is, and during the five (5) year period prior to the Closing Date has been, operating in compliance in all material respects with applicable Environmental Laws;
(c)    each Transferred Entity, the Seller and the other Pre-Closing Reorganization Selling Parties (relating to the Business) holds all Environmental Permits required for the conduct of the Business as presently conducted and is not, and during the five (5) year period prior to the Closing Date, has not been in default or violation in any material respect of any such Environmental Permits;
(d)    there exist no current Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action or that would give rise to liability of any Transferred Entity, the Seller or any Pre-Closing Reorganization Selling Party (relating to the Business) pursuant to any Environmental Law or any Contract;
(e)    other than with respect to the Real Property Leases or any lender agreements entered into in connection with indebtedness of any Transferred Entity, no Transferred Entity has assumed, undertaken, agreed to provide indemnification for or otherwise become subject to any material Liability of any other Person relating to or arising from any Environmental Law;
(f)    none of the Transferred Entities, the Seller or the other Pre-Closing Reorganization Selling Parties (relating to the Business) (i) is subject to any Governmental Order with respect to any Environmental Condition, Hazardous Material or any Environmental Law; or
(ii) has received any request for information notice, demand letter, administrative inquiry or complaint or claim with respect to any Environmental Condition, Hazardous Material or any actual or alleged violation of or Liability under Environmental Law;
(g)    No Transferred Entity or any of its predecessors in interest, the Seller or any other Pre-Closing Reorganization Selling Party (relating to the Business) has sold, manufactured, distributed or marketed any product containing asbestos or asbestos-containing materials in a manner or condition that would reasonably be expected to give rise to Liability of any Transferred Entity; and
(h)    each Transferred Entity, the Seller and the other Pre-Closing Reorganization Selling Parties (relating to the Business) has made available to the Buyer copies of all material documents, assessments, reports and studies in its possession or control concerning Environmental Conditions, noncompliance with or potential material Liability under Environmental Laws in any way associated with any Transferred Entity or the Business.
Section 5.19. Taxes.
(a)    All material Tax Returns of the Transferred Entities that are required to be filed have been timely filed (taking into account requests for extensions to file such returns), all such Tax Returns are true and complete in all material respects, and all material Taxes of the Transferred Entities that are due and owing have been timely paid.
(b)    No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed in writing against any Transferred Entity, the resolution of which is still pending. There is no audit or other Action now pending or threatened in writing against or with respect to any Transferred Entity in respect of any material Tax.

(c)    The Transferred Entities have complied in all material respects with their respective withholding obligations (and reporting relating thereto) for all Taxes that are required to have been withheld and paid in connection with amounts owing to any employee, independent contractor or other third party.
(d)    There are no Liens for Taxes on the Business Assets other than Permitted
Liens.
(e)    No Transferred Entity has requested or been granted any extension or waiver of the limitation period applicable to the assessment or collection of any material Taxes or the filing of any material Tax Return.
(f)    No Transferred Entity (i) has been a member of an affiliated, consolidated, combined or unitary group other than the Seller Affiliated Group, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between a Transferred Entity and a member of the Seller Affiliated Group), or (iii) has any liability for the Taxes of any Person (other than a member of the Seller Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement, or as a transferee or successor.
(g)    No Transferred Entity has received notice of any claim by a Tax Authority in a jurisdiction where such Transferred Entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(h)    No Transferred Entity will be required to include any material item of income in, or exclude material any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (iii) any intercompany transactions arising prior to the Closing, (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing, or (v) any prepaid amount received on or prior to the Closing Date.
(i)    No Transferred Entity has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 of the Code or Section 361 of the Code.
(j)    No Transferred Entity has participated in a “listed transaction” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011-4 (or any predecessor provision thereto) or any corresponding or similar provision of state, local or non-U.S. Law.
(k)    The classification of each Transferred Entity for U.S. federal income tax purposes is set forth on Schedule 5.19(k).
(l)    No Transferred Entity has a permanent establishment in any country other than its jurisdiction of incorporation and no Transferred Entity has engaged in a trade or business in any country other than its jurisdiction of incorporation.

(m)    No Transferred Entity owns equity in any Person (other than the equity interests in another Transferred Entity) for tax purposes.
(n)    No Transferred Entity has a material escheat or unclaimed property obligation.
Section 5.20. Tangible Personal Property. The applicable Transferred Entity has, and the Business Assets include, good and valid title to, or the in case of leased property, a valid leasehold interest in, all tangible personal property that is Related to the Business and is material to the Business as conducted on the date of this Agreement. Such tangible personal property is in good operating condition and repair, subject to normal wear and tear, its use, age and scheduled maintenance.
Section 5.21. Brokers. Except as set forth on Section 5.21 of the Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the sale of the Business and the origination, negotiation or consummation of the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Seller, any other Pre-Closing Reorganization Selling Parties, the Transferred Entities or any of their Affiliates.
Section 5.22. Insurance.
(a)    Section 5.22 of the Disclosure Letter sets forth a true, correct and complete list and summary of coverage of the Insurance Policies. With respect to the Insurance Policies, (i) each of the Insurance Policies are valid and enforceable in full force and effect, (ii) all premiums due and payable under the Insurance Policies have been paid in a timely manner and the Seller, the other Pre-Closing Reorganization Selling Parties or applicable Transferred Entity has complied in all material respects with the terms and conditions of all the Insurance Policies, (iii) there is no breach or default by the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities, as applicable, and no event has occurred that (with notice or the lapse of time, both) would constitute a breach or default or permit termination, modification or acceleration under such Insurance Policy, and the execution of this Agreement and the consummation of the transactions contemplated under this Agreement will not result in such breach or default or permit any such termination, modification or acceleration, and (iv) no party to any Insurance Policy has repudiated any provision thereof.
(b)    There is no material insurance claim pending under the Insurance Policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers, and none of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has received written notice of cancellation, termination or non-renewal of any of the Insurance Policies.
(c)    The insurance maintained by the Business is sufficient to comply with all applicable Laws, Contracts and sales or purchase orders to which the Business is a party or otherwise bound. During the three (3)-year period prior to the Closing Date, none of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has been refused any insurance with respect to the Business or the assets or properties of the Business, nor has coverage been limited by any insurance carrier to which the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has applied for insurance or with which the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has carried insurance
(d)    None of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has any self-insured or co-insurance programs related to the Business.
(e)    Each of the Seller’s, the other Pre-Closing Reorganization Selling Parties’ and the Transferred Entities’ historical insurance programs have been continuously in force, limits have not been exhausted or impaired, all claims have been reported in a timely manner and there are no Actions being defended by insurance companies under a reservation of rights.
Section 5.23. Product and Service Liability and Warranty. During the three (3) year period prior to the Closing Date, each product or service sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by or on behalf of the Business has been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and, except as set forth on Section 5.23 of the Disclosure Letter, none of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity has any liability (and there is no basis for any present or future Action against, or recall by, any of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entity) for replacement or repair of any such products or services or other damages in connection therewith, subject to the applicable reserves therefor set forth on the Financial Statements as of the Balance Sheet Date. In the three (3) year period prior to the Closing Date, Seller and its Affiliates have set aside warranty accruals for products of the Business in amounts consistent with warranty claims of the Business historically for similar or the same products and based on modeling of known claim types. In the three (3) year period prior to the Closing Date, except as set forth on Section 5.23 of the Disclosure Letter, there have been no recalls of any of the products sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by or on behalf of the Business and, to the Knowledge of the Seller, there exists no basis that could reasonably be expected to result in any such recalls.
Section 5.24. Compliance with International Trade Laws.
(a)    During the five (5) year period prior to the Closing Date and, with respect to Sanctions Laws, since April 24, 2019, the Pre-Closing Reorganization Selling Parties (related to the Business) and the Transferred Entities have conducted their respective transactions and dealings in compliance with all Trade Compliance Laws and Anti-Corruption Laws. There are no pending or, to the Knowledge of the Seller, threatened legal or administrative proceedings, claims, suits or actions against the Pre-Closing Reorganization Selling Parties (related to the Business) or the Transferred Entities alleging a violation of any applicable Trade Compliance Laws or Anti-Corruption Laws.
(b)    During the five (5) year period prior to the Closing Date and, with respect to Sanctions Laws, since April 24, 2019, the Pre-Closing Reorganization Selling Parties (related to the Business) and the Transferred Entities have not (i) received from any Governmental Authority or any other Person any written notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Compliance Laws or Anti-Corruption Laws.

(c)    None of the Pre-Closing Reorganization Selling Parties (related to the Business), the Transferred Entities or any of their respective officers, managers, directors, or employees, or, to the Knowledge of the Seller, agents or third party representatives acting on behalf of the Pre-Closing Reorganization Selling Parties (related to the Business) or the Transferred Entities, has at any time during the five (5) year period prior to the Closing Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or otherwise engaged in any dealings or transactions in violation of Anti-Corruption Laws.
(d)    None of the Seller, the other Pre-Closing Reorganization Selling Parties, the Transferred Entities or any of their respective officers, managers, directors, employees, agents or other third party representative acting on behalf of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities is currently, or since April 24, 2019, has been: (i) a Sanctioned Person, or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in or with any Sanctioned Country.
Section 5.25. Outbound Investment Rules. No Transferred Entity is a “covered foreign person” as that term is used in the Outbound Investment Rules, and the transactions contemplated under this Agreement would not result in a “covered transaction” as that term is used in the Outbound Investment Rules. The Transferred Entities do not currently engage, directly or indirectly, in any activity that would cause Buyer to be in violation of the Outbound Investment Rules or cause Buyer to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.26. Related Party Transactions.
(a)    Except as set forth on Section 5.26(a) of the Disclosure Letter, none of the Seller, the other Pre-Closing Reorganization Selling Parties, the Transferred Entities or any of their respective Affiliates, or any current or former director or officer of the Seller, the other Pre-Closing Reorganization Selling Parties or any Transferred Entities or any of their respective Affiliates, has, or during the three (3)-year period prior to the Closing Date has had, any direct or indirect interest in, or is, or during the three (3)-year period prior to the Closing Date was, a director or officer of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Business.
(b)    Except as set forth on Section 5.26(b) of the Disclosure Letter, no current or former directors or officers of the Seller, the other Pre-Closing Reorganization Selling Parties, any Transferred Entities or any of their respective Affiliates has, or during the three (3)-year period prior to the date of this Agreement has had, any direct or indirect interest in any material property, asset or right that is owned or used by the Business.
(c)    Except as set forth on Section 5.26(c) of the Disclosure Letter, no current or former directors or officers of the Seller, the other Pre-Closing Reorganization Selling Parties, any Transferred Entities or any of their respective Affiliates is, or during the three (3)-year period prior to the Closing Date has been, a party to any Contract or transaction (other than any Employee Plan) with the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities.

(d)    There is no outstanding Debt owed to the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities from any current or former shareholder, member, partner, director, manager, officer, employee or consultant of the Seller, the other Pre-Closing Reorganization Selling Parties or any of the Transferred Entities or any of their respective Affiliates.
Section 5.27. Bank Accounts. Section 5.27 of the Disclosure Letter sets forth a true, correct and complete list of: (a) the name and address of each bank or financial institution with which any Transferred Entity or Pre-Closing Reorganization Selling Party, on behalf of the Business, has an account or safe deposit box, the account number for each such account and the name of each Person authorized to draw thereon or have access thereto; and (b) the name of each Person holding a power of attorney on behalf of any Transferred Entity or Pre-Closing Reorganization Selling Party, on behalf of the Business.
Section 5.28. Debt and Closing Transaction Expenses. Section 5.28 of the Disclosure Letter sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of: (a) all of the outstanding Debt of the Seller, the other Pre-Closing Reorganization Selling Parties or the Transferred Entities, in each case, that will remain outstanding after the Closing and with respect to which any Transferred Entity will remain bound or otherwise subject, or that will otherwise allow recourse to any Transferred Entity or that will remain secured by a Lien on any of the assets of any Transferred Entity (including any of the Transferred Assets); and (b) the Closing Transaction Expenses.
Section 5.29. Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, THE SELLER REPRESENTS AND WARRANTS TO THE BUYER AND ACKNOWLEDGES AND AGREES THAT: (I) NEITHER THE BUYER NOR ITS AFFILIATES IS MAKING AND HAS NOT MADE (AND THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES AND THEIR RESPECTIVE AFFILIATES ARE NOT RELYING AND WILL NOT RELY ON) ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE BUYER, ITS AFFILIATES, AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THEIR RESPECTIVE BUSINESSES, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION (FINANCIAL OR OTHERWISE) FURNISHED TO THE SELLER OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES OR THEIR RESPECTIVE REPRESENTATIVES IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER; AND (II) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF BUYER OR ANY OF THE BUYER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS

AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED.
Section 5.30. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, NONE OF THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES OR THE TRANSFERRED ENTITIES OR ANY OTHER PERSON HAS MADE, MAKES OR SHALL BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, ON BEHALF OF OR RELATING TO THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES, THE TRANSFERRED ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES, ANY TRANSFERRED ENTITY OR ANY OTHER PERSON, THE TRANSFERRED EQUITY INTERESTS, ANY ASSETS OF ANY TRANSFERRED ENTITY, ANY LIABILITIES OF ANY TRANSFERRED ENTITY, THE BUSINESS, ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED PURSUANT TO THE TRANSACTION AGREEMENTS OR ANY OTHER MATTER REGARDING OR RELATING IN ANY WAY TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, AND THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES AND THE TRANSFERRED ENTITIES HEREBY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WHETHER MADE BY OR ON BEHALF OF THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES, ANY TRANSFERRED ENTITY OR ANY OTHER PERSON, INCLUDING ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES AND THE TRANSFERRED ENTITIES HEREBY (A) DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE BUSINESS ASSETS OR THE BUSINESS, AND (B) DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO THE BUYER OR ANY OF THE BUYER’S AFFILIATES OR ANY REPRESENTATIVES OF THE BUYER OR ANY OF THE BUYER’S AFFILIATES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER BY ANY REPRESENTATIVE OF THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES OR THE TRANSFERRED ENTITIES, RESPECTIVELY), INCLUDING OMISSIONS THEREFROM. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, THE SELLER, THE OTHER PRE-CLOSING REORGANIZATION SELLING

PARTIES AND THE TRANSFERRED ENTITIES DO NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, TO THE BUYER OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVES OF THE BUYER OR ANY OF ITS AFFILIATES REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF THE BUSINESS ASSETS, THE TRANSFERRED ENTITIES OR THE BUSINESS.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller that:
Section 6.01. Organization and Qualification of the Buyer. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer does not have any Subsidiaries as of immediately prior to the Closing.
Section 6.02. Authority of the Buyer. The Buyer and each of its applicable Affiliates has all requisite power and authority to enter into each Transaction Agreement to which it is a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer and each of its applicable Affiliates of the Transaction Agreements to which it is a party, the performance by the Buyer and such Affiliates of their respective obligations thereunder and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby have been duly authorized by all requisite organizational action on the part of the Buyer and such Affiliates. This Agreement and the other Transaction Agreements have been duly executed and delivered by the Buyer and its applicable Affiliates, and (assuming due authorization, execution, delivery and performance by the Seller and the other parties hereto and thereto) this Agreement and the other Transaction Agreements constitute legal, valid and binding obligations of the Buyer and its applicable Affiliates enforceable against the Buyer and such Affiliates in accordance with their respective terms, subject to the Enforceability Exceptions.
Section 6.03. No Conflict. Provided that all consents, waivers, approvals, authorizations and other actions described in Section 6.04 have been obtained, satisfied or taken, and except as may result from any facts or circumstances relating to the Seller or the Transferred Entities, the execution, delivery and performance by the Buyer and its applicable Affiliates of the Transaction Agreements to which they are a party, and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby, do not and will not (a) violate or conflict with the Organizational Documents of the Buyer or such Affiliates, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or such Affiliates or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in a loss of any material benefit under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any such Affiliates is party or by which any of their assets or properties is bound, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or delay the ability of the Buyer or such Affiliates to perform their respective obligations under or to consummate the transactions contemplated by the Transaction Agreements to which they are a party.
Section 6.04. Consents and Approvals. The execution and delivery by the Buyer and its applicable Affiliates of the Transaction Agreements to which they are a party do not, and the performance by the Buyer and its applicable Affiliates of their respective obligations thereunder and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby do not and will not, require any filing with or notification to any Governmental Authority or Person by the Buyer or any of its Affiliates or consent, approval, authorization or other action by any Governmental Authority or Person, except as may be necessary as a result of any facts or circumstances relating to the Pre-Closing Reorganization Selling Parties, the Transferred Entities or their respective Affiliates. Buyer is not a “foreign person,” as that term is defined in 31 C.F.R. § 800.224.
Section 6.05. Absence of Restraints; Compliance with Laws; Litigation.
(a)    To the knowledge of the Buyer, there exist no facts or circumstances that, individually or in the aggregate, would reasonably be expected to prevent or delay or impair the ability of the Buyer and its applicable Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.
(b)    Neither the Buyer nor any of its Affiliates is in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected, individually or in the aggregate, to prevent or delay or impair their ability to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements.
(c)    There are no Actions pending or, to the knowledge of the Buyer, threatened, that would, individually or in the aggregate, reasonably be expected to impair, prevent or delay the Buyer’s or its applicable Affiliates’ respective ability to perform their obligations under this Agreement or the other Transaction Agreements to which they are a party or to consummate the transactions contemplated hereby or thereby.
Section 6.06. Securities Matters. The Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Transferred Equity Interests are being acquired by the Buyer and its applicable Affiliates for their own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. The Buyer and its applicable Affiliates have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of their investment in the Transferred Equity Interests, and the Buyer and its applicable Affiliates are capable of bearing the economic risks of such investment, including a complete loss of their investment in the Transferred Equity Interests. The Buyer and any such applicable Affiliates acknowledge that the Transferred Equity Interests have not been registered under the Securities Act or the securities Laws of any other jurisdiction, and understand and agree that they may not sell or dispose of any of the Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.
Section 6.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Buyer, in each case, for which the Seller could become liable.
Section 6.08. Solvency. Assuming the accuracy of each of the representations and warranties set forth in Article V, immediately after giving effect to the consummation of the transactions contemplated by this Agreement:
(a)    the fair saleable value (determined on a going concern basis) of the assets of the Buyer will be greater than the total amount of its liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)    the Buyer will be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c)    the Buyer will have adequate capital to carry on its businesses (including the Business) and all business in which it is about to or proposes to engage.
Section 6.09. Investigation. THE BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS AND ALL RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AS IT HAS REQUESTED; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL AFFECT BUYER’S RELIANCE UPON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT.
Section 6.10. Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, THE BUYER REPRESENTS AND WARRANTS TO THE SELLER AND ACKNOWLEDGES AND AGREES THAT: (I) NEITHER THE SELLER NOR ITS AFFILIATES IS MAKING AND HAS NOT MADE (AND THE BUYER AND ITS AFFILIATES ARE NOT RELYING AND WILL

NOT RELY ON) ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS, THE SELLER OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES, THE SELLER’S OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES’ AFFILIATES, OR ANY OF THE SELLER’S OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES’ OR THEIR AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE SELLER OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES OR THE SELLER’S OR THE OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES’ AFFILIATES FURNISHED TO THE BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER; (II) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS, THE SELLER OR ANY OF THE SELLER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; AND (III) THE BUYER IS ACQUIRING THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY AND THE TRANSFERRED EQUITY INTERESTS IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT.
Section 6.11. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NONE OF THE BUYER OR ANY OTHER PERSON HAS MADE, MAKES OR SHALL BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, ON BEHALF OF OR RELATING TO THE BUYER OR ANY OF ITS AFFILIATES, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE BUYER OR ANY OTHER PERSON OR ANY OTHER MATTER REGARDING OR RELATING IN ANY WAY TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, AND THE BUYER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WHETHER MADE BY OR ON BEHALF OF THE BUYER OR ANY OTHER PERSON, INCLUDING ANY OF ITS AFFILIATES OR REPRESENTATIVES. EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, THE BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL REPRESENTATIONS, WARRANTIES, PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO THE SELLER THE OTHER PRE-CLOSING REORGANIZATION SELLER PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLER OR ANY OTHER PRE-CLOSING REORGANIZATION SELLER PARTY BY ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES), INCLUDING OMISSIONS THEREFROM.
ARTICLE VII ADDITIONAL AGREEMENTS
Section 7.01. Bulk Transfer Laws. The Seller and the other Pre-Closing
Reorganization Selling Parties will not and will not be required to comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the transactions contemplated by the Transaction Agreements.
Section 7.02. R&W Insurance Policy. In the event the Buyer or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by the Buyer or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud) against the Seller or any of its Affiliates or any of their respective Representatives.
Section 7.03. Release.
(a)    Effective as of the Closing, each of the Pre-Closing Reorganization Selling Parties, on its own behalf and on behalf of its successors, assigns and controlled Affiliates (collectively, the “Seller Releasing Parties”), hereby releases and forever discharges, remises and acquits the Buyer, each of the Transferred Entities and each of their respective controlled Affiliates, successors and assigns, and all present or former shareholders, partners, members, managers, attorneys, representatives, directors, officers, employees or agents of any of the foregoing (collectively, the “Transferred Entity Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interests, judgements, settlements, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that any Seller Releasing Party ever had, now has or ever may have or claim to have against any of the Transferred Entity Released Parties for or by reason or any matter, circumstances, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that this release does not extend to (i) any Action to enforce the terms or any breach of this Agreement or any other Transaction Agreement, (ii) claims that cannot be released as a matter of Law, (iii) claims for accrued and unpaid salary, reimbursement of business expenses or other ordinary course compensation or benefits otherwise due to such Seller Releasing Party in their capacity as an employee or service provider of a Transferred Entity Released Party, (iv) any indemnification obligations owed to any individual that served as an officer or director of any Transferred Entity Released Party under any Organizational Document of any Transferred Entity Released Party, or any rights and coverage under any directors and officers, fiduciary or employment practices liability insurance policies maintained by any Transferred Entity Released Party for the benefit of such persons or (v) any Action arising out of, related to or based upon Fraud.
(b)    Effective as of the Closing, the Buyer, on its own behalf and on behalf of its successors, assigns and controlled Affiliates, including the Transferred Entities (collectively, the “Buyer Releasing Parties”), hereby releases and forever discharges, remises and acquits the Seller and each of its respective controlled Affiliates, successors and assigns, and all present or former shareholders, partners, members, managers, attorneys, representatives, directors, officers, employees or agents of any of the foregoing (collectively, the “Seller Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interests, judgements, settlements, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that any Buyer Releasing Party ever had, now has or ever may have or claim to have against any of the Seller Released Parties for or by reason or any matter, circumstances, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that this release does not extend to (i) any Action to enforce the terms or any breach of this Agreement or any other Transaction Agreement, (ii) claims that cannot be released as a matter of Law, (iii) claims for accrued and unpaid salary, reimbursement of business expenses or other ordinary course compensation or benefits otherwise due to such Buyer Releasing Party in their capacity as an employee or service provider of a Seller Released Party, (iv) any indemnification obligations owed to any individual that served as an officer or director of any Buyer Releasing Party under any Organizational Document of any Buyer Releasing Party, or any rights and coverage under any directors and officers, fiduciary or employment practices liability insurance policies maintained by any Buyer Releasing Party for the benefit of such persons or (v) any Action arising out of, related to or based upon Fraud.
Section 7.04. Intercompany Obligations.
(a)    The Pre-Closing Reorganization Selling Parties have taken, and have caused their respective Affiliates to take, or cause to be taken, such action and made, or caused to be made, such payments as were necessary so that, as of the Closing Date, there are no intercompany obligations (other than pursuant to the Transaction Agreements or with respect to the Royalty Cash or the China Deposit) between any Transferred Entity, on the one hand, and the Seller and its Affiliates (other than the Transferred Entities), on the other hand; provided that, for the avoidance of doubt, with respect to any intercompany obligations that are related to enterprise-level Contracts maintained by the Seller or its Affiliates (other than the Transferred Entities), the Seller terminated only intercompany rights, obligations and other liabilities with respect to such intercompany agreements and not the rights, obligations and liabilities of the Seller and its Affiliates (other than the Transferred Entities) pursuant to such underlying enterprise-level Contracts. If, following the Closing, any such intercompany obligations are identified that were not settled or otherwise extinguished in accordance with this Section 7.04(a), the Buyer and the Seller will cooperate to cause such obligations to be extinguished with no liability to the Buyer or any of its Affiliates (including the Transferred Entities).
(b)    Except for the Ancillary Agreements, all intercompany arrangements and Contracts, whether written or oral, between the Transferred Entities, on the one hand, and the Seller or its Affiliates (other than the Transferred Entities), on the other hand, were terminated and will be of no further force and effect after the Closing; provided, that any such termination was only completed to the extent permitted by Law and if such termination did not result in the Transferred Entities having any liabilities resulting therefrom. If, following the Closing, any such intercompany arrangements or Contracts are identified that were not terminated in accordance with this Section 7.04(b), the Buyer and the Seller will cooperate to cause such arrangements or Contracts to be terminated with no liability to the Buyer or any of its Affiliates (including the Transferred Entities).
(c)    For the avoidance of doubt, nothing in this Section 7.04 shall require the Seller or any of its Affiliates to terminate or cancel any intercompany obligations exclusively between or among Transferred Entities.
ARTICLE VIII

POST-CLOSING COVENANTS
Section 8.01. Access.
(a)    From and after the Closing, in connection with the preparation or amendment of any Tax Returns, claims or obligations relating to Excluded Liabilities, the preparation of financial statements, SEC reporting obligations or any Action to which the Seller or any of its Affiliates, on the one hand, and any third party (other than Buyer or any of its Affiliates), on the other hand, is a party, or the requirements of any Laws applicable to the Seller or its Affiliates, the Buyer shall, and shall cause each of the Transferred Entities to, provide, furnish or otherwise make available to the Seller, its Affiliates and their Representatives, upon reasonable prior notice or request, (a) reasonable access, during normal business hours, to the books, records, data and information of the Buyer and its controlled Affiliates (including the Transferred Entities) in respect of the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities, (b) such additional financial and other information regarding the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities as the Seller, its Affiliates or their respective Representatives may from time to time reasonably require and (c) those employees of the Buyer and its controlled Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist the Seller or its Affiliates or their Representatives in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes, in each case, subject to the applicable Access Conditions.
(b)    From and after the Closing, in connection with the preparation or amendment of any Tax Returns, claims or obligations relating to Assumed Liabilities, the preparation of financial statements, SEC reporting obligations or any Action to which the Buyer or any of its Affiliates, on the one hand, and any third party (other than the Seller or any of its Affiliates), on the other hand, is a party, or the requirements of any Laws applicable to the Buyer or its Affiliates, the Seller shall, and shall cause each of the Pre-Closing Reorganization Selling Parties to, provide, furnish or otherwise make available to Buyer, its Affiliates and their Representatives, upon reasonable prior notice or request, (a) reasonable access, during normal business hours, to the books, records, data and information of the Seller and its controlled Affiliates (including the Pre-Closing Reorganization Selling Parties ) in respect of the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities, (b) such additional financial and other information regarding the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities as the Seller, its Affiliates or their respective Representatives may from time to time reasonably require and (c) those employees of the Seller and its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist the Buyer or its Affiliates or their Representatives in connection with their inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes, in each case, subject to the applicable Access Conditions.
Section 8.02. Records Preservation. Subject to its confidentiality obligations hereunder, the Buyer will preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in respect of the pre-Closing period that are in the possession of the Buyer or any of its Affiliates for the greater of (i) any applicable statute of limitations (including applicable extensions), and (ii) a period of six (6) years from the Closing Date.
Section 8.03. D&O Insurance; Pre-Closing Insurance Coverage.
(a)    For a period of six (6) years after the Closing Date, the Pre-Closing Reorganization Selling Parties will, or will cause their respective Affiliates to, either (i) cause to be maintained in effect directors’ and officers’, employment practices and fiduciary liability insurance with respect to claims arising from facts or events which occurred at or prior to the Closing Date (the “D&O Insurance Policies”) providing at least the same coverage and amounts and containing substantially similar terms and conditions as provided under any directors’ and officers’, employment practices or fiduciary liability insurance policies in place immediately prior to the Closing and covering any Transferred Entity or (ii) in the event that such insurance is canceled, obtain a “tail” insurance policy that will continue by its terms through at least the remaining portion of such six year period; provided that, in no event shall the Pre-Closing Reorganization Selling Parties or their Affiliates be required to pay an annual premium in the aggregate more than an amount equal to 300% of the current annual premium paid for D&O Insurance Policies. In connection with the insurance required under the foregoing sentence, the Seller shall, and shall cause its Affiliates to, (A) ensure that each individual who served as a director, officer or employee of any Transferred Entity or the Business at or prior to the Closing Date (each, a “Covered Person”) is an insured or additional insured thereunder with respect to matters arising from such individual’s service; (B) permit any Covered Person, and permit the Buyer or any Transferred Entity acting on behalf of one or more Covered Persons, to submit, pursue and control claims under any such insurance policy with respect to covered matters; and (C) furnish, and cause its Affiliates to furnish, such cooperation as may be reasonably requested by any Covered Person, the Buyer or any Transferred Entity in connection with the making, administration, settlement or defense of any such claim, including executing and delivering customary letters of representation, providing access to personnel and records, and otherwise assisting in the collection and preparation of information, in each case, at the requesting party’s expense unless the need for such cooperation results from the Pre-Closing Reorganization Selling Parties’ breach of this Section 8.03(a). Neither the Pre-Closing Reorganization Selling Parties nor any of their respective Affiliates shall cancel, amend, modify or waive any rights under, or consent to the reduction or impairment of coverage under, any such insurance policy in a manner that adversely affects any Covered Person without the prior written consent of the Buyer.
(b)    From and after the Closing, upon the written request of the Buyer, the Pre-Closing Reorganization Selling Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to assist the Buyer and the Transferred Entities, at the Buyer’s sole cost and expense (except as otherwise provided herein), in processing any claims in respect of any coverages under (i) any “claims made” insurance policies, for any matters that have been the subject of a notice of claim or circumstance prior to the Closing, or (ii) any “occurrence” based insurance policies with respect to any acts, events, facts, circumstances, matters, incidents or omissions, in each case, involving the Transferred Entities or the Business and occurring prior to the Closing Date, in each case, to the extent coverage is available under the applicable policy. The Buyer and the Transferred Entities shall be responsible for any deductible under the terms of the applicable policy, as well as reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Pre-Closing Reorganization Selling Parties or their Affiliates in connection with any such claim and the processing thereof, and the Buyer shall, or shall cause the Transferred Entities to, reimburse the Seller for such amounts within 10 Business Days of receipt from Seller of an invoice with respect to such deductible (with accompanying evidence that such deductible has been actually paid), costs or expenses.
Section 8.04. Rights to Seller Marks. Except as expressly provided in this Section 8.04, none of the Buyer or any of its Affiliates (including each of the Transferred Entities following the Closing) shall use the Seller Marks, alone or together with other words, logos, slogans, symbols or designs, in any form, variation or manner. The Buyer shall, and shall cause all of the Buyer’s Affiliates (including the Transferred Entities) to, within six (6) months following the Closing (the “Roll-Off Period”), cease all public use of the Seller Marks; and, in furtherance thereof, the Buyer and its Affiliates shall revise all advertising materials and all other public-facing information or other materials, including any internet websites or other electronic communication vehicles, and change all signage and new stationery, in each case, to remove all use of any Seller Marks and to otherwise discontinue all use of any Seller Marks; provided, that Buyer will update stationary to remove Seller Marks and cease using any stationary bearing Seller Marks within six (6) months after Closing. Buyer shall use commercially reasonable efforts to remove Seller Marks from non-public facing documents and records that are used for internal purposes of the Business within six (6) months after the Closing. During the Roll-Off Period, the Buyer and its Affiliates (including the Transferred Entities) may continue to temporarily use the Seller Marks as such Seller Marks were used in the operation of the Business by the Seller, the other Pre-Closing Reorganization Selling Parties and the Transferred Entities immediately prior to the Closing;

provided, that the Buyer (i) shall not, and shall cause all of the Buyer’s Affiliates (including the Transferred Entities) to not, hold themselves out as having any then-current affiliation with the Seller or its Affiliates (other than by implication through the use of the Seller Marks themselves during the Roll-Off Period in accordance with this Section 8.04), and (ii) shall use commercially reasonable efforts to minimize and eliminate use of the Seller Marks by the Buyer and the Buyer’s Affiliates (including the Transferred Entities). Following the Roll-Off Period, the Buyer and its Affiliates shall not publicly use or display any Seller Marks in any manner for any purpose, except that nothing in this Section 8.04 shall prohibit the Buyer nor any Transferred Entity from using any of the Seller Marks in a text-only form in a nominative manner in connection with internal historical, tax, employment or similar references to the Business, as expressly permitted under any Ancillary Agreement or as otherwise required to comply with applicable Law, in each case, solely as factually accurate and reasonably necessary to describe the historical relationship of the Business and the Transferred Entities to Seller prior to the Closing. None of the Buyer or its Affiliates nor any Transferred Entities shall contest the validity, enforceability, or ownership of any of the Seller Marks or register or seek to register any of the Seller Marks in any jurisdiction; provided, that, the foregoing restriction will not apply to the extent any Seller Mark is enforced against the Buyer or any of its Affiliates. Any and all goodwill generated by the use of the Seller Marks, including under this Section 8.04, shall inure solely to the benefit of the respective owner of the applicable Seller Marks.
Section 8.05. Insurance. From and after the Closing Date, the Buyer acknowledges and agrees that the Transferred Entities shall cease to be in any manner insured by, entitled to any benefits or coverage under, or entitled to seek benefit or coverage from or under, any of the Seller’s or its Affiliates’ insurance policies (other than any such policy issued exclusively in the name and for the benefit of any Transferred Entity or as set forth in Section 8.03) that may provide coverage for claims relating to the Business. Notwithstanding the foregoing, after the Closing Date, the Buyer shall be permitted to pursue, and the Seller shall use, upon the written request of the Buyer and at the Buyer’s sole cost and expense, commercially reasonable efforts to assist the Buyer in pursuing, all open, but not fully paid, claims relating to a Transferred Entity, or an employee of a Transferred Entity, including all future claim payments, to the extent not already owned by, or the responsibility of, such Transferred Entity; provided, that, notwithstanding anything herein to the contrary, neither the Seller nor its Affiliates shall be required to initiate, pursue or otherwise participate in any litigation or other legal proceeding related to a claim on behalf of or for the benefit of the Buyer or its Affiliates.
Section 8.06. Further Assurances; China Deposit; Royalty Cash; Mauritius Share Transfer; Wrong Pockets.
(a)    From time to time following the Closing, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances, documents and instruments, and shall take all such other reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby, including the Pre-Closing Reorganization, as may be reasonably requested by the other party hereto, including (i) transferring back to the Seller or its designated Affiliates any asset or liability that was contemplated by the Pre-Closing Reorganization Agreements to be an Excluded Asset (except as set forth in Section 8.06(b)) or an Excluded Liability (and having the Seller or Affiliate assume) that was transferred to the Buyer or its Affiliates (including the Transferred Entities) pursuant to the Pre-Closing Reorganization; and

(ii) transferring to the Buyer or its designated Affiliates (including the Transferred Entities) (and having the Buyer or its Affiliate assume) any asset or liability contemplated by the Pre-Closing Reorganization Agreements to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by the Buyer or its Affiliates (including the Transferred Entities) pursuant to the Pre-Closing Reorganization Agreements, in each case of clause (i) and (ii), at each party’s own expense and for no additional consideration.
(b)    The Seller and the Buyer hereby acknowledge and agree that an amount equal to $9,000,000 (the “China Deposit”) remained in bank accounts of the Business Subsidiary or Stoneridge Asia and was excluded from the calculation of Cash and Cash Equivalents. Within thirty (30) calendar days following the Closing, the Buyer will cause the Business Subsidiary or Stoneridge Asia to pay an amount equal to the China Deposit (net of any costs or expenses of payment) to the Seller in accordance with payment instructions delivered by the Seller to the Buyer, it being understood that the amount paid by the Buyer pursuant to this Section 8.06(b) will be the amount that the Buyer is able to verify, to its reasonable satisfaction, remained in the bank accounts of the Business Subsidiary or Stoneridge Asia as of the Closing prior to making such payment (for the avoidance of doubt, other than the Royalty Cash and other than any other Cash and Cash Equivalents in such bank accounts that will be subject to the provisions of Section 4.03). Notwithstanding anything to the contrary in this Agreement, any Taxes incurred by the Transferred Entities in connection with the payment of the China Deposit to the Seller will constitute Excluded Liabilities.
(c)    The Seller and the Buyer hereby acknowledge and agree that an amount equal to $2,000,000 (the “Royalty Cash”) remained in bank accounts of the Business Subsidiary and was excluded from the calculation of Cash and Cash Equivalents. As soon as reasonably practicable, but in any event within ten (10) Business Days following the date on which the Business Subsidiary provides notice to Seller that any audits conducted in China related to the Royalty Cash have been completed to the reasonable satisfaction of the Business Subsidiary (but, in any event, no later than June 30, 2026), the Buyer will cause the Business Subsidiary to pay an amount equal to the Royalty Cash (net of any costs or expenses of payment) to the Seller in accordance with payment instructions delivered by the Seller to the Buyer, in full and final satisfaction of all liabilities of the Business Subsidiary to the Seller pursuant to that certain Intellectual Property Sublicense Agreement, dated May 1, 2018, by and between the Business Subsidiary and the Seller. Notwithstanding anything to the contrary in this Agreement, any Taxes incurred by the Transferred Entities in connection with the payment of the Royalty Cash to the Seller will constitute Excluded Liabilities.
(d)    As promptly as reasonably practicable following the Closing, the Seller and the Buyer shall cooperate, as applicable, to (i) cause the original stock certificates of Stoneridge Asia to be delivered to the company secretary of Stoneridge Asia; and (ii) following receipt of such stock certificates, cause the company secretary of Stoneridge Asia to cancel such stock certificates, update the share register of Stoneridge Asia to record the Buyer as the sole owner of the Transferred Equity Interests of Stoneridge Asia, provide an updated certified copy of the share register of Stoneridge Asia to the Buyer and make appropriate filings with the applicable Governmental Authorities in Mauritius to reflect the transfer of legal title to the Transferred Equity Interests of Stoneridge Asia to the Buyer.

(e)    In the event that, following the Closing, (i) the Pre-Closing Reorganization Selling Parties or their respective Affiliates receive any payment for or in respect of Transferred Assets or in respect of the Business (other than in respect of any Excluded Assets) or (ii) the Buyer or its Affiliates (including the Transferred Entities) receive any payment for or in respect of any Excluded Asset, such party agrees to promptly remit, or cause to be promptly remitted, such funds to the other party (which, in any event, shall be within three (3) Business Days of receipt of such funds). Prior to any such remittance, the Person receiving or possessing any such funds will hold such funds in trust for the benefit of the Party entitled thereto. The Parties agree, in the case of any asset that is held in trust for the benefit of another Party, to the greatest extent permitted by applicable Law: (A) to treat, or cause to be treated, the Person receiving or possessing any such funds as the agent of the Party entitled thereto, (B) to treat, or cause to be treated, the Party entitled thereto as the owner of such funds and (C) not to take, and to cause not to be taken, any position that is inconsistent with the foregoing.
Section 8.07. Shared Contracts.
(a)    The Buyer acknowledges that the Pre-Closing Reorganization Selling Parties and their respective Affiliates (other than the Transferred Entities) are parties to, or beneficiaries of, Contracts involving third parties which relate in part to the Business and in part to other business or operations of the Pre-Closing Reorganization Selling Parties and any of their respective Affiliates that is not the Business (the “Seller Business,” and such Contracts, but expressly excluding any Assumed Employee Plan each, a “Shared Contract”), and the Buyer agrees that (i) such Shared Contracts did not constitute Transferred Assets pursuant to the Pre-Closing Reorganization, and shall not constitute Transferred Assets, and (ii) the Buyer shall not be entitled to any of the benefits provided in any Shared Contract following the Closing or be subject to any liabilities thereunder, in each case, except as expressly set forth in this Agreement or any Ancillary Agreement.
(b)    Notwithstanding the provisions of Section 8.07(a), from and after the Closing, each of the Buyer and the Pre-Closing Reorganization Selling Parties shall use their respective commercially reasonable efforts to complete any necessary action with respect to the separation of those Shared Contracts set forth on Section 8.07(b) of the Disclosure Letter so that (i) the applicable Transferred Entity, the Buyer or its Affiliates (as applicable) remain entitled to the rights and benefits, and subject to the liabilities, with respect to or arising from each Shared Contract, to the extent related to the Business, on substantially the same terms and conditions applicable to the Business immediately prior to Closing under such Shared Contract and (ii) the Pre-Closing Reorganization Selling Parties or their respective Affiliates (as applicable) retains the rights and benefits, and subject to the liabilities, with respect to or arising from each Shared Contract, to the extent related to the Seller Business, on substantially the same terms and conditions applicable to the Seller Business immediately prior to Closing with respect to such Shared Contract; provided, however, that neither the Transferred Entities, the Buyer, the Pre-Closing Reorganization Selling Parties nor their respective Affiliates shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial or commercial accommodation) to any Person in order to obtain or make any approvals or notices necessary to effect such separation of Shared Contracts. If a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed as of the Closing for any reason, then the Buyer and the Pre-

Closing Reorganization Selling Parties shall use their commercially reasonable efforts to promptly develop and implement mutually agreed arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreements) to pass along to, and make available for use by, the Buyer, the Transferred Entities or their respective Affiliates (as applicable) the benefit and the liabilities of the portion of any such Shared Contract related to the Business and to pass along to, and make available for use by, the Pre-Closing Reorganization Selling Parties the benefit and the liabilities of the portion of the Shared Contract related to the Seller Business, as the case may be. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 8.07(b). The obligations set forth in this Section 8.07(b) shall terminate on the one (1) year anniversary of the Closing Date; provided, however, that any breach of such obligations prior to such time shall survive any such termination.
Section 8.08. Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (such period, the “Non-Compete Restricted Period”), the Pre-Closing Reorganization Selling Parties will not, directly or indirectly, and will cause their respective controlled Affiliates not to, directly or indirectly: (a) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Business within the Restricted Territory; (b) solicit customers, suppliers, business, patronage or orders for, or sell, any products or services in competition with, or for, any business, wherever located, that competes with the Business within the Restricted Territory; (c) divert, entice or otherwise take away any existing vendors, customers, suppliers, distributors or potential customers from which the Business has actively solicited business at any time during the two-year period prior to the Closing Date; or (d) promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory; provided, that notwithstanding the foregoing, (x) the restrictions set forth in this Section 8.08(a) shall not apply to any third-party acquirer or transferee of the Pre-Closing Reorganization Selling Parties or their controlled Affiliates’ business (for the avoidance of doubt, that is not also a Pre-Closing Reorganization Selling Party or an Affiliate thereof at the time of such acquisition), whether by merger, acquisition, sale of assets or equity or operation of law (provided that the restrictions in this Section 8.08 will continue to apply to the Pre-Closing Reorganization Selling Parties and their controlled Affiliates) and (y) the Pre-Closing Reorganization Selling Parties and their respective Affiliates shall be permitted to (i) solely for the purposes of conducting the Seller Business as it was conducted or planned to be conducted, including planned extensions of existing Seller Business (but excluding, for the avoidance of doubt, the Business), prior to the Closing, solicit customers and suppliers of the Business within the Restricted Territory who were customers and suppliers of the Seller Business as of the Closing, (ii) purchase components from third parties which are also sold by the Business and sell goods containing such components that are not competitive with the goods of the Business, and (iii) own, directly or indirectly, less than two (2%) percent of the outstanding shares of capital stock of any publicly traded corporation that may engage in a business that competes with the Business within the Restricted Territory.
(b)    As used herein, “Restricted Territory” means: (i) the United States of America; (ii) Mexico; (iii) China; (iv) any other geographic area or jurisdiction in which the Business manufactures, distributes, markets or sells, or has plans to manufacture, distribute, market or sell, products or services, as evidenced by the books and records of the Business, in each case, as of the Closing Date; and (v) all of the specific customer accounts associated with customers to whom products or services have been provided during the two-year period prior to the Closing Date, whether within or outside of such geographic areas in clauses (i) through (iv);
(c)    During the period beginning on the Closing Date and ending on the two (2) year anniversary of the Closing Date (such period, the “Non-Solicit Restricted Period”), the Buyer shall not, and shall not permit any of its respective controlled Affiliates to, directly or indirectly, hire or solicit any employee of the Pre-Closing Reorganization Selling Parties or any of their respective Affiliates, encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that, nothing in this Section 8.08(c) shall prevent the Buyer or its respective Affiliates from (i) hiring any such employee whose employment has been terminated by the Pre-Closing Reorganization Selling Parties or their respective Affiliates, (ii) after 90 days from the date of termination of employment, hiring any employee whose employment has been terminated by such employee, (iii) soliciting any employee of Stoneridge Mexico, subject to the requirements of the Mexico Manufacturing Agreement, or (iv) hiring any Continuing Employee on the Termination Date (as defined in the Employee Lease Agreement).
(d)    During the Non-Solicit Restricted Period, the Pre-Closing Reorganization Selling Parties shall not, and shall not permit any of their respective controlled Affiliates to, directly or indirectly, hire or solicit any employee of the Buyer, the Transferred Entities or any of their respective Affiliates, encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that, nothing in this Section 8.08(d) shall prevent the Pre-Closing Reorganization Selling Parties or their respective Affiliates from hiring (i) any such employee whose employment has been terminated by the Buyer, the Transferred Entities or their Affiliates or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by such employee.
(e)    The Buyer and the Pre-Closing Reorganization Selling Parties each acknowledges that the restrictions contained in this Section 8.08 are reasonable and necessary to protect the legitimate interests of Buyer, the Pre-Closing Reorganization Selling Parties and their respective Affiliates and constitute a material inducement to the Buyer and the Pre-Closing Reorganization Selling Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 8.09. Recordation of IP Assignments. The Pre-Closing Reorganization Selling Parties will, promptly after the Closing Date, but no later than five (5) days after the Closing Date, file, and then diligently work to record, with the applicable Governmental Authority the patent assignment and the trademark assignment included in the Pre-Closing Reorganization Agreements to reflect the updated change of title for the applicable Business Intellectual Property.
Section 8.10. Confidentiality.
(a)    During the Non-Compete Restricted Period (or, with respect to any trade secrets, for the longer of the Non-Compete Restricted Period or so long as such trade secrets are eligible for trade secret protection pursuant to applicable Law), the Pre-Closing Reorganization Selling Parties shall, and shall cause their respective controlled Affiliates to, keep in strict confidence, and shall not, and shall cause their respective Affiliates not to, directly or indirectly, at any time, disclose, furnish, disseminate, make available or use any trade secrets or other intellectual property or confidential business, proprietary or technical information of the Buyer or its Affiliates (including the Transferred Entities), or associated with the Business or any of the customers or vendors of the Business, whatever its nature and form and without limitation as to when or how such information was acquired. Such confidential information includes the unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, manufacturing and distribution processes, engineering methods, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information and know-how of the Buyer and its Affiliates (including the Transferred Entities) or associated with the Business. The Pre-Closing Reorganization Selling Parties specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of such Pre-Closing Reorganization Selling Parties or its representatives and whether compiled by the Transferred Entities or any Pre-Closing Reorganization Selling Party, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Transferred Entities, the Business or the Pre-Closing Reorganization Selling Parties, as applicable, to maintain the secrecy of such information, that such information is the sole property of the Buyer and its Affiliates (including the Transferred Entities) and that any retention and use of such information in violation of the terms of this Agreement by the Pre-Closing Reorganization Selling Parties or their respective Affiliates will constitute a misappropriation of the Buyer’s and its Affiliates’ trade secrets.
(b)    The requirements of Section 8.10(a) shall not apply to the extent that any such confidential information (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Pre-Closing Reorganization Selling Parties or their respective Affiliates or any of their respective representatives, (ii) is confidential information that applies to both the Business and the Seller Business, which confidential information may continue to be handled and used by the Pre-Closing Reorganization Selling Parties and their respective Affiliates in the ordinary course of business consistent with past practice, or (iii) is required in accordance with applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the Buyer (to the extent such prior notice is permitted to be given under applicable Law); provided, that the Pre-Closing Reorganization Selling Parties or their respective Affiliates, to the extent reasonably requested by the Buyer, shall cooperate with the Buyer in seeking an appropriate order or other remedy protecting such information from disclosure. Notwithstanding the foregoing, the Pre-Closing Reorganization Selling Parties and their respective Affiliates and representatives shall not be required to give notice to the Buyer or to comply with any other obligations of this Section 8.10, and shall not be prohibited from disclosing confidential information to a regulatory authority, self-regulatory authority, bank examiner or stock exchange in connection with an inquiry by such regulatory authority, self-regulatory authority, bank examiner or stock exchange in the ordinary course of business not targeting the Buyer, the Transferred Entities or the Business.
(c)    Notwithstanding anything herein to the contrary, nothing contained in this Section 8.10 shall be construed as preventing the Seller, its Affiliates or their representatives who had access to confidential information from using information of a general nature, such as general skills, knowledge, talent and expertise (but excluding any trade secrets or other intellectual property or confidential business, proprietary or technical information), that is incidentally retained in such Person’s unaided memories, and such use, in and of itself, by the Seller, its Affiliates or their representatives shall not be a disclosure or use of such confidential information in violation of this Agreement.
Section 8.11. Non-Disparagement. During the Non-Compete Restricted Period, the Buyer, on the one hand, and the Pre-Closing Reorganization Selling Parties, on the other hand, shall not, and each shall cause their respective officers, managers, directors and employees not to, purposefully make any public statement or criticism that is adverse to the interests of the Buyer or the Transferred Entities or the Pre-Closing Reorganization Selling Parties, respectively, or any of their respective Affiliates, businesses, officers, managers, directors and employees, or that is intended to encourage or induce any customer, supplier, licensee, licensor or other known business relationship to cease doing business with any such Person; provided, however, that this Section 8.11 shall not restrict any Person from making truthful statements in connection with any Action or as otherwise required by Law.
ARTICLE IX EMPLOYEE MATTERS
Section 9.01. General.
(a)    Employee Lease. Contemporaneous with the execution of this Agreement, Control Devices, Stoneridge Electronics, Stoneridge GmbH and the Seller have entered into that certain Employee Lease Agreement (as it may be amended from time to time in accordance with its terms, the “Employee Lease Agreement”), by and among Control Devices, Stoneridge GmbH, Stoneridge Electronics and the Seller, pursuant to which the Seller, Stoneridge GmbH and Stoneridge Electronics agree to continue to employ the Business Employees who are employed by Seller, Stoneridge GmbH or Stoneridge Electronics, as applicable, as of the Closing Date for a period of time after the Closing Date, as further described in, and in accordance with the Employee Lease Agreement.
(b)    Offers of Employment. Prior to the Termination Date, Control Devices shall offer employment (on an at-will basis for Leased Employees providing services in the United States) to each Leased Employee who (i) is not then on authorized leave of absence (“Active Business Employees”); or (ii) is then on authorized leave of absence and who returns to active employment immediately following such absence and within six (6) months of the Termination Date, or such later date as required under applicable Law (“Inactive Business Employees”). Each such written offer of employment shall provide for the Buyer Employment Terms (it being understood that the inclusion of the Buyer Employment Terms in such written offers may be by general reference to the benefits and policies of Control Devices applicable to similarly situated employees and not by a complete listing of all such items). For the purposes hereof, each Active Business Employee and Inactive Business Employee who accepts an offer of employment from the Buyer or any of its Affiliates and commences employment with the Buyer or its Affiliates as well as each Business Employee whose employment transfers to the Buyer or its Affiliates automatically under applicable Law upon the Closing or as a result of the transfer of Transferred Equity Interests to the Buyer and its Affiliates a “Continuing Employee”; and the “Employment Commencement Date” as referred to herein shall mean (A) as to those Continuing Employees who are Active Business Employees, the Termination Date, (B) as to those Continuing Employees who are Inactive Business Employees, the date on which the Continuing Employee begins employment with the Buyer or any of its Affiliates and (C) as to any other Continuing Employee, the Closing Date. If any Continuing Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with the Buyer or its applicable Affiliates (including, following the Closing, any Transferred Entity) on or after the Employment Commencement Date, the Buyer will, or will cause its applicable Affiliate to, promptly file any necessary applications or documents and will take all reasonable actions applicable to secure the necessary visa, permit or other approval (including any transfer thereof) as of the Employment Commencement Date and the transfer of any related immigration processes (including labor certifications) to the Buyer or its applicable Affiliate, and the Seller or one of its Affiliates will provide such assistance as reasonably requested by the Buyer in connection therewith. From and after the Employment Commencement Date, (x) the Buyer agrees and agrees to cause its Affiliates (including the Transferred Entities) to perform under each Assumed Employee Plan in the same manner and to the same extent that was required to be performed by the applicable Pre-Closing Reorganization Selling Party or Transferred Entity, as applicable, and (y) the Buyer expressly agrees and expressly agrees to cause its Affiliates (including the Transferred Entities) to honor all rights and obligations of the applicable Pre-Closing Reorganization Selling Party under each Assumed Employee Plan. Effective as of the Closing Date (or, to the extent applicable, if later, on the dates specified in the Employee Lease Agreement or on the Employment Commencement Date, as applicable), the Buyer and its Affiliates (including the Transferred Entities) will assume and thereafter timely pay, discharge and perform the Assumed Employment Liabilities, Assumed Employee Plans and Assumed Employee Plan Liabilities.
(c)    Terms and Conditions of Employment. For a period beginning on the Termination Date and ending on the one (1) year anniversary of the Closing Date (or, if earlier, upon such Continuing Employee’s termination of employment) or for such longer period of time as required by applicable Law (as applicable, the “Continuation Period”), each Continuing Employee shall be entitled to receive, while in the employ of the Buyer or any of its Affiliates (including any Transferred Entity), (i) at least the same salary or wages as in effect for such Continuing Employee as of immediately prior to the Effective Time or, if higher, the Employment Commencement Date, if applicable, (ii) annual short-term cash-based incentive or bonus opportunities (including commission opportunities but excluding long-term or equity-based incentives, bonuses, or compensation opportunities) that are no less favorable in the aggregate to those in effective prior to the Effective Time or, if more favorable, the Employment Commencement Date, if applicable, and (iii) retirement, health and welfare benefits (excluding (A) defined benefit pension or post-retirement health or welfare plans other than as required by applicable Law, (B) deferred compensation, equity-based or long-term incentive plans or arrangements, (C), supplemental executive retirement plans or excess benefit plans, and (D)

grandfathered or frozen benefits) ((A)-(D), collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to such benefits (excluding the Excluded Benefits) in effect for such Continuing Employee as of immediately prior to the Effective Time or, if higher, the Employment Commencement Date, if applicable (the compensation and benefits outlined in prongs (i)-(iii), together with those provided for in Sections 9.01(e) and (f) are collectively referred to herein as the “Buyer Employment Terms”). In the case of Continuing Employees not primarily based in the U.S., the Buyer and its Affiliates shall, in addition to meeting the requirements of this Section 9.01(c), comply with any additional obligations or employment standards arising under applicable Laws governing the terms and conditions of employment.
(d)    2025/2026 Annual Bonuses. Without limiting the foregoing, and in accordance with the Employee Lease Agreement, on or before March 15, 2026, the applicable Pre-Closing Reorganization Selling Party shall pay to each Continuing Employee who was eligible to participate in the Stoneridge, Inc. Annual Incentive Plan in respect of the 2025 calendar year as of immediately prior to the Effective Time, subject to such Continuing Employee’s continued employment with the applicable Pre-Closing Reorganization Selling Party, any Transferred Entity or any of their respective Affiliates as of the applicable payment date, a bonus in respect of the 2025 calendar year. The Buyer or one of its Affiliates (including Control Devices and any Transferred Entity) shall be solely responsible for bonuses payable to Continuing Employees in respect of the 2026 calendar year.
(e)    Vacation and Paid Time Off. The Buyer shall, or shall cause its Affiliates (including any Transferred Entity) to, provide paid time off and vacation benefits to Continuing Employees for the Continuation Period that are at least as favorable to the Continuing Employees as those provided under the applicable paid time off or vacation program of the Buyer or its Affiliates; provided, however, that, during the Continuation Period, each Continuing Employee shall be entitled annually to at least the number of vacation days to which such Continuing Employee was entitled under the applicable Employee Plan immediately prior to the Effective Time, or, if greater, the Employment Commencement Date. On or following the Termination Date, Seller shall pay each Continuing Employee the accrued but unused vacation and paid time off due to such employee up through the Termination Date in accordance with applicable Law and the terms and conditions of the applicable Employee Plan, subject to the reimbursement provisions by Buyer or one of its Affiliates (including Control Devices and any Transferred Entity) under the Employee Lease Agreement.
(f)    Severance Benefits. Notwithstanding anything herein to the contrary, in addition to the foregoing, the Buyer shall, or shall cause its Affiliates (including the Transferred Entities) to, provide severance payments and benefits to any Continuing Employee who is laid off, made redundant or whose employment is otherwise terminated during the Continuation Period in an amount that is no less than the severance payments and benefits that such Continuing Employee is or would have been eligible to receive under the Stoneridge U.S. Severance Policy or the Amended and Restated Officers’ and Key Employees’ Severance Plan of Stoneridge, Inc., in each case, as applicable, as of immediately prior to the Effective Time or, if more favorable, the Employment Commencement Date (or, as required by applicable Law, if applicable) to be calculated, however, on the basis of the applicable Continuing Employee’s compensation and service (including prior service with the Seller or its Affiliates) at the time of the layoff, redundancy or other termination.

(g)    Credit for Service. The Buyer shall, or shall cause its Affiliates (including the Transferred Entities) to, subject to and in addition to any requirements under applicable Law, use commercially reasonably efforts to credit Continuing Employees for service earned on and prior to the Closing Date or, if later, the Employment Commencement Date, as applicable with the Seller and its Affiliates, as applicable, or any of their respective predecessors, in addition to service earned with the Buyer and its Affiliates (including the Transferred Entities) on or after the Effective Time or, if later, the Employment Commencement Date, as applicable, for all purposes, including (i) for purposes of eligibility, vesting and calculation of benefits under any retirement or other employee benefit plan, program or arrangement of the Buyer or any of its Affiliates excluding the Excluded Benefits (collectively, the “Buyer Plans”) for the benefit of the Continuing Employees on or after the Closing Date or, if later, the Employment Commencement Date, as applicable, and (ii) for such additional purposes as may be required by applicable Law; provided that, nothing herein shall result in a duplication of benefits with respect to the Continuing Employees. In addition, without limiting the generality of Section 9.01(c) and the foregoing, from and after the Effective Time or, if later, the Employment Commencement Date, as applicable, the Buyer shall, or shall cause its applicable Affiliates to, use commercially reasonably efforts to provide that each Continuing Employee will be immediately eligible to participate, without any waiting time, in any corresponding Buyer Plans in which such Continuing Employee is eligible to participate as of immediately prior to the Effective Time or, if later, the Employment Commencement Date, as applicable.
(h)    Pre-existing Conditions; Coordination. The Buyer shall, and shall cause its Affiliates (including the Transferred Entities) to, subject to and in addition to any requirements under applicable Law, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of the Continuing Employees and their eligible spouses and dependents. The Buyer shall, and shall cause its Affiliates (including the Transferred Entities) to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the Seller’s or any of its Affiliates’ benefit plans in the calendar year in which the Effective Time or, if later, the Employment Commencement Date, as applicable occurs.
(i)    Participation in Employee Plans other than Assumed Employee Plans. Except as otherwise specifically provided in this Agreement or in the Employee Lease Agreement, all Business Employees will cease, effective as of the Effective Time, any participation in and any benefit accrual under each Employee Plan that is not an Assumed Employee Plan (a “Non-Assumed Employee Plan”). The Seller and its Affiliates shall take all necessary actions to effect such cessation of Business Employees under such Non-Assumed Employee Plans. The Seller shall remain liable and retain responsibility for, and continue to pay in accordance with the terms of the applicable Non-Assumed Employee Plans, all expenses and benefits for each Business Employee with respect to claims incurred by such Business Employee prior to the Closing Date. For purposes of this Section 9.01(i), a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of accidental death and dismemberment or workers compensation claims, when the event giving rise to the claim occurs; and in the case of a claim that results in a hospital admission, on the date of admission.

(j)    COBRA. The Seller acknowledges and agrees that, for purposes of COBRA, the Seller shall retain all obligations to provide COBRA continuation coverage with respect to all employees of the Seller or any of its Affiliates (including the Transferred Entities) (and their covered dependents) who are “M&A qualified beneficiaries” as defined in Treasury Reg. 54.4980B-9 or other applicable regulations under Code Section 4980B as a result of the transactions contemplated by this Agreement, but any applicable reimbursement for any costs, directly or indirectly, incurred related to such obligations shall be governed by the Employee Lease Agreement.
Section 9.02. 401(k) Plan. Unless the parties shall have mutually agreed to implement a “trust-to-trust transfer” of all accounts for Continuing Employees from the Stoneridge, Inc. 401(k) Retirement Plan (the “Seller 401(k) Plan”) to a tax-qualified defined contribution plan sponsored by the Buyer or its Affiliates (including the Transferred Entities) (the “Buyer 401(k) Plan”) in accordance with Section 414(l) of the Code, then, in accordance with the terms of the Seller 401(k) Plan, the Buyer 401(k) Plan shall accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan, including plan loans. The Buyer or one of its Affiliates (including the Transferred Entities) shall maintain, or cause one of its Affiliates (including the Transferred Entities) to maintain, as of the Termination Date, the Buyer 401(k) Plan in which the Continuing Employees shall be eligible to participate.
Section 9.03. No Third Party Beneficiary Rights. Notwithstanding anything herein to the contrary, each of the Seller and the Buyer hereby acknowledges and agrees, on behalf of itself and on behalf of its Affiliates, that all provisions contained in this Article IX are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) create any third party beneficiary or other right (A) in any other Person, including any current or former director, officer, employee or independent contractor of any of the Pre-Closing Reorganization Selling Parties or the Transferred Entities or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (B) to continued employment with the Buyer, the Seller, the Transferred Entities or any of their respective Affiliates, (iii) constitute a limitation on rights to amend, modify or terminate any employee benefit plan, or (iv) apply to the extent it would result in a duplication of benefits.
ARTICLE X TAX MATTERS
Section 10.01. Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer, sales, value added, use, stamp, documentary, registration, conveyance, recording and any other similar Taxes (together with any penalties, interest, or additions with respect to any such Tax) applicable to, arising out of or imposed upon the transactions contemplated hereunder (“Transfer Taxes”) shall be borne 50% by the Buyer and 50% by the Seller; provided, however, that any Transfer Taxes imposed as a result of the Pre-Closing Reorganization shall be borne by the Seller to the extent such Transfer Taxes would not have been otherwise incurred but for the Pre-Closing Reorganization. The Party responsible for filing the applicable Tax Return with respect to any such Transfer Taxes shall, at its own expense, prepare and file any related Tax

Return with respect to such Transfer Taxes, and the other Party shall cooperate reasonably in the preparation of such Tax Returns. The Party who is not responsible for filing any such Tax Return will have the right to review, comment on and consent (not to be unreasonably withheld or delayed) to any return in respect of Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include any income, profits, or gains Taxes (including for this purpose, any Taxes imposed under Bulletin 7 or any other applicable indirect income or capital gains Taxes) incurred in connection with the transactions contemplated by this Agreement.
Section 10.02. Allocation of Certain Taxes. In the case of any Straddle Period, (a) in the case of Taxes that are real property Taxes or personal property Taxes, be deemed equal to the amount of such Taxes for the entire taxable period multiplied by a fraction (i) the numerator of which is the number of days in the taxable period ending on the Closing Date and (ii) the denominator of which is the number of days in such Straddle Period and (b) in the case of all other Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.
Section 10.03. Preparation of Tax Returns. The Seller or its Affiliates will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Transferred Entities relating to income Taxes for any Pre-Closing Tax Period to the extent included in any consolidated, combined, affiliated, unitary or similar Tax filing of the Seller or its respective Affiliates under applicable Law (collectively, the “Seller Prepared Tax Returns”). To the maximum extent permitted by applicable Law, all deductions resulting from or attributable to any Transaction Tax Deductions shall be allocated to the taxable period (or portion thereof) ending on or before the Closing Date to the extent properly allocable to a Pre-Closing Tax Period of a Transferred Entity and shall be reflected on such Tax Returns. The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns the due date of which is after the Closing Date that are not Seller Prepared Tax Returns (collectively, the “Buyer Prepared Tax Returns”). The Buyer shall prepare any Buyer Prepared Tax Returns for Pre-Closing Tax Periods in a manner consistent with the past custom and practice of the Transferred Entities except as otherwise required by applicable Law. To the extent Taxes shown as due and payable on a Buyer Prepared Tax Return may affect the Purchase Price or the Seller or any of its Affiliates, the Buyer shall furnish a draft copy of such Buyer Prepared Tax Returns reflecting Taxes for which may affect the Purchase Price or the Seller or any of its Affiliates for such Taxes to the Seller for review and comment not later than thirty (30) Business Days (in case of Buyer Prepared Tax Returns relating to income Taxes) or seven (7) Business Days (in case of other Buyer Prepared Tax Returns) before the due date for filing such Buyer Prepared Tax Returns (including extensions thereof). The Seller shall provide any comments no later than ten (10) Business Days (in case of Buyer Prepared Tax Returns relating to income Taxes) and as soon as reasonably practicable (in case of other Buyer Prepared Tax Returns) prior to such due date and the Buyer shall reflect such comments to the extent such comments are reasonable.
Section 10.04. Post-Closing Actions. Solely to the extent any such action described in this Section 10.04 is reasonably expected to affect Purchase Price or the Seller (or any of its Affiliates), without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Transferred Entities), to (i) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return of a Transferred Entity relating in whole or in part to any Pre-Closing Tax Period, (ii) voluntarily approach any Tax Authority regarding any Taxes or Tax Returns of a Transferred Entity relating to a Pre-Closing Tax Period, (iii) except as provided in Section 10.07, make, revoke or change any election with respect to any Transferred Entity that has a retroactive effect to any Pre-Closing Tax Period, or (iv) compromise, concede, or settle any Tax liability of any Transferred Entity with respect to any Pre-Closing Tax Period.
Section 10.05. Tax Cooperation. From and after the Closing, the Buyer and the Seller shall: (i) reasonably assist (and cause its respective Affiliates to reasonably assist) the other party in preparing any Tax Returns or reports with respect to a Pre-Closing Tax Period that such other party is responsible for preparing and filing with respect to the Transferred Entities or with respect to the Transferred Assets, and the Buyer shall cause the Transferred Entities to retain all records related to Taxes for a Pre-Closing Tax Period for a ten (10)-year period after the Closing Date, and shall deliver such records to the Seller at the Seller’s request; (ii) reasonably cooperate in preparing for any audits of, or disputes with Tax Authorities regarding, any Pre-Closing Tax Period of any of the Transferred Entities or with respect to the Transferred Assets; (iii) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes for a Pre-Closing Tax Period of any of the Transferred Entities (which, for the avoidance of doubt, does not include any such items relating to the Seller Consolidated Tax Return) or with respect to the Transferred Assets; and (iv) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to Taxes for which the other party may be liable.
Section 10.06. Post-Closing Transactions Not in the Ordinary Course. To the maximum extent permitted by applicable Law, the Buyer agrees to report all transactions not in the ordinary course of business occurring on the Closing Date after the Buyer’s purchase of the Transferred Entities as occurring on the day following the Closing Date.
Section 10.07. Tax Elections.
(a)    The parties hereby agree that (i) the Buyer shall make a timely and irrevocable election under Section 338(g) of the Code (and any corresponding elections under the state or local law equivalent) with respect to Stoneridge Asia and the Business Subsidiary (the “Section 338(g) Elections”), and (ii) the Seller shall join the Buyer in making a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state or local. law equivalent) with respect to Control Devices (the “Section 338(h)(10) Election,” and together with the Section 338(g) Elections, the “Section 338 Elections”).
(b)    The Seller and the Buyer shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338 Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax laws (collectively, the “Section 338 Forms”). The Section 338 Forms shall be prepared in accordance with Section 338 of the Code and any applicable Treasury Regulations (or, if applicable, any comparable provisions of state and local Tax law).
(c)    Prior to the Closing, the Seller and the Buyer shall (or shall cause their relevant Affiliates to) agree on the form and content of each of the IRS Forms 8023, and any similar forms required by state or local law, necessary to effectuate the Section 338 Elections. At

Closing, the Seller and the Buyer shall (or shall cause their relevant Affiliates to) deliver to the other party duly executed IRS Forms 8023 that reflects each of the Section 338 Elections.
(d)    The Buyer shall be responsible for filing each of the IRS Forms 8023 with the applicable Tax Authorities within ninety (90) days of Closing. Each of the Seller and the Buyer agree that it will not, and will not permit any of its Affiliates to revoke any of the Section 338 Elections following the filing of the Section 338 Forms.
Section 10.08. Bulletin 7 Compliance. The Seller shall, to the extent required,
(a) timely make all required filings and reports required under, and timely pay and settle any indirect transfer Taxes imposed under Bulletin 7 with respect to the transactions consummated pursuant to this Agreement and (b) provide to the Buyer, upon Buyer’s written request, copies of such filings and reports, as well as documents supporting the information on such filings and reports, including an explanation letter stating why the transaction is not taxable, or tax payment certificate if the transaction is taxable. The Buyer shall reasonably cooperate with the Seller, including providing to the Seller upon its request all information or documentation necessary for such disclosure, and the Seller shall be in control of any related Tax proceeding and shall inform the Buyer in writing about any information relating to the Buyer and any of its Affiliates disclosed to the applicable Chinese Tax Authority.
Section 10.09. Tax Treatment of Payments. The Seller and the Buyer shall treat any purchase price adjustments pursuant to Article IV or indemnity payments made pursuant to Article XI as adjustments to the Purchase Price for income Tax purposes unless applicable Tax Law causes such payment not to be so treated.
ARTICLE XI SURVIVAL; INDEMNIFICATION
Section 11.01. Nonsurvival of Representations and Warranties. None of the
representations or warranties contained in this Agreement shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or respective Representatives shall have any liability whatsoever relating to any such representation or warranty, and no claim for breach thereof, detrimental reliance thereon or any other right or remedy (whether in contract or in tort, at law or in equity) may be brought after the Closing with respect thereto. Notwithstanding anything herein to the contrary, including this Section 11.01, nothing contained herein shall restrict or otherwise limit any Person’s rights or remedies in the event of Fraud.
Section 11.02. Indemnification by the Pre-Closing Reorganization Selling Parties. From and after the Closing, the Pre-Closing Reorganization Selling Parties shall, jointly and severally, indemnify, defend and hold harmless each of the Buyer, each Transferred Entity and their respective Affiliates and each of their respective directors, officers, employees, agents and other Representatives, and their respective successors and permitted assigns (each, a “Buyer Indemnified Party”), from and against, and shall promptly pay to such Buyer Indemnified Party or reimburse such Buyer Indemnified Party for, any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable and documented attorneys’ fees) and disbursements (collectively, “Indemnified Losses”) sustained or incurred by any Buyer Indemnified Party arising out of or resulting from:

(a)    any breach of a covenant made by the Pre-Closing Reorganization Selling Parties in this Agreement; or
(b)    any Excluded Liabilities.
Section 11.03. Indemnification by the Buyer. From and after the Closing, the Buyer and the Transferred Entities shall, jointly and severally, indemnify, defend and hold harmless the Seller and its Affiliates and each of their respective directors, officers, employees, agents and other Representatives, and their respective successors and permitted assigns (each, a “Seller Indemnified Party”) from and against, and shall promptly pay to such Seller Indemnified Party or reimburse such Seller Indemnified Party for, any and all Indemnified Losses sustained or incurred by such Seller Indemnified Party arising out of or resulting from:
(a)    any breach of a covenant made by the Buyer in this Agreement; or
(b)    any Assumed Liabilities.
Section 11.04. Indemnification Procedures.
(a)    Third-Party Claims.
(i)    In the event that, subsequent to the Closing, any Person that is or may be entitled to indemnification under this Article XI (an “Indemnified Party”) receives notice of the assertion of any claim, the issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including any Governmental Authority (a “Third-Party Claim”), against such Indemnified Party, for which a party to this Agreement is or may be required to provide indemnification under this Article XI, the Indemnified Party shall give prompt written notice thereof to the indemnifying party (the “Indemnifying Party”), together with a statement of any material available information regarding such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.
(ii)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such Third-Party Claim, to conduct at its expense the defense against such Third-Party Claim. In the event that the Indemnifying Party elects to conduct the defense of the subject Third-Party Claim, the Indemnifying Party shall control such defense, and the Indemnified Party will cooperate with and make available to the Indemnifying Party such reasonable assistance and materials as are reasonably required to permit the Indemnifying Party to defend such Third-Party Claims, in each case, subject to applicable Access Conditions. The Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing; provided, that the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with such participation.
(iii)    If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the

Indemnifying Party without the Indemnified Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed), unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (B) such compromise or settlement provides for the complete release of the Indemnified Party and its Affiliates from all liability in respect of such Third-Party Claim, in which case the consent of the Indemnified Party is not required. If a firm offer is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.04 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to a firm offer that provides for the complete release of the Indemnified Party and its Affiliates from all liability in respect of such Third-Party Claim within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to a firm offer made to settle a Third-Party Claim that provides for the complete release of the Indemnified Party and its Affiliates from all liability in respect of such Third-Party Claim and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. Notwithstanding anything herein to the contrary, no Indemnified Party shall settle any Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Direct Claims.
(i)    Any claim by an Indemnified Party on account of an Indemnified Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnified Loss that has been or may be sustained by the Indemnified Party.
(ii)    The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in its investigation and make available to the Indemnifying Party such information, assistance and materials as the Indemnifying Party or any of its professional advisors may reasonably request, in each case, subject to applicable Access Conditions. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the

Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 11.05. Calculation of Indemnified Losses.
(a)    The amount of any Indemnified Losses payable under this Article XI by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under any insurance policies or from any other sources of indemnification or other Person alleged to be responsible with respect to such Indemnified Losses, net of any applicable deductibles, recovery costs or other similar fees or expenses, or premium increases reasonably attributable thereto; and (ii) any reduction in cash Taxes payable by the Indemnified Party or any Affiliate thereof arising from the incurrence or payment of any such Indemnified Losses, to the extent realized in the taxable year in which such Indemnified Losses are incurred. If the Indemnified Party or any Affiliate thereof receives any amounts under any insurance policies, or from any other sources of indemnification or any other Person alleged to be responsible for any Indemnified Losses or realizes a reduction in Taxes attributable to an Indemnified Loss subsequent to an indemnification payment by the Indemnifying Party, in each case, that was not taken into account under the immediately preceding sentence, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred or reduction in Taxes realized by such Indemnifying Party in connection with providing such indemnification payment up to the amount received or realized by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under any applicable insurance policies of which such Indemnified Party is the beneficiary (other than the R&W Insurance Policy) or from any other sources of indemnification or such other Person alleged to have responsibility therefor; provided, however, that the Indemnified Party shall not be required to institute litigation to collect any such amounts.
(b)    In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Indemnified Losses” be deemed to include under this Article XI, (i) any loss, liability, damage, or expense relating to any matter to the extent that there is included in the Financial Statements a specific liability or reserve relating to such matter or (ii) any amount included in Closing Date Debt, Closing Working Capital or Closing Transaction Expenses, as finally determined in accordance with Section 4.03.
Section 11.06. Exclusive Remedy. Each party acknowledges and agrees that, except in the event of Fraud, from and after the Closing, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each party acknowledges and agrees that no Person will have any other entitlement, remedy or recourse (whether at law or in equity, or whether in contract, tort, statute or otherwise) relating to the subject matter of this Agreement or the transactions contemplated hereby and each party hereby expressly waives and releases any such entitlement, remedy or recourse to the fullest extent permitted by Law. Notwithstanding the foregoing, (a) disputes under Section 4.03 with respect to the adjustment to the Purchase Price shall be resolved exclusively in accordance with the dispute mechanism set forth therein, (b) each party hereto shall be entitled to specific performance for failure of the other party to perform its obligations hereunder, as provided in Section 12.11 and (c) this Section 11.06 will not be deemed to limit or otherwise restrict any Person’s rights under any Ancillary Agreement.
Section 11.07. Indemnification Payments. Upon the final determination of any claim for indemnification in accordance with this Article XI, the Indemnifying Party, as applicable, shall make any payments required to be made as a result thereof by wire transfer of immediately available funds within five (5) Business Days following the final resolution thereof.
ARTICLE XII GENERAL PROVISIONS
Section 12.01. Expenses. Except as otherwise specified in this Agreement or any other Transaction Agreement, each party will pay its own fees, costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby, including fees and expenses of legal counsel, financial advisors and accountants, irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.
Section 12.02. Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission (assuming no “bounceback” or similar notice of non-delivery is received) or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.02):
if to the Seller:
Stoneridge, Inc.
MacKenzie Drive, Suite 400 Novi, Michigan 48377 Attention: Susan C. Benedict
Email: susan.benedict@stoneridge.com
with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, NY 10153
Attention:    Michael Lubowitz
Email:    Michael.Lubowitz@weil.com if to the Buyer:
c/o Center Rock Capital Partners, LP 39400 Woodward Avenue
Suite 240
Bloomfield Hills, MI 48304

Attention: Arun Laxmanan; Matt Conway
Email: alaxmanan@centerrockcp.com; mconway@centerrockcp.com with a copy (which shall not constitute notice) to:
Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention: William R. Stewart, Jr.; Daniel E. White
Email: wrstewartjr@jonesday.com; dwhite@jonesday.com
Section 12.03. Public Announcements. The initial press release regarding this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the parties. No party nor any of their respective Affiliates shall issue or cause the publication of any other press release or make any other public announcement with respect to the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of the Seller or the Buyer or its respective Affiliates are listed, in which case the party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the parties shall be permitted to issue any press release or make any public statement or public announcement if such press release or public announcement or statement contains only information that in all material respects was previously publicly disclosed in accordance with this Section 12.03 (and, in any event, that does not include any incremental terms of this Agreement or the transactions contemplated herein); provided, further, that nothing in this Section 12.03 will preclude or restrict (a) the Buyer or any of its Affiliates from making any “tombstone” or similar advertisement that does not state the purchase price or other terms of this Agreement and the transactions contemplated hereby; (b) any Party from making any disclosures necessary and proper in connection with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may be) consents from any Governmental Authority; (c) the Buyer from making any announcement to its or any of its Affiliates’ employees, customers, suppliers and other business relationships to the extent the Buyer reasonably determines in good faith that such announcement is necessary or appropriate; or (d) the Buyer or any of its Affiliates from disclosing information regarding the Buyer’s acquisition of the Transferred Entities or the Business to the Buyer’s or any of its Affiliates’ current or prospective investors, partners or financing sources.
Section 12.04. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Sellers and the Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term of provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
Section 12.05. Entire Agreement. This Agreement (including the Annexes, Exhibits and Disclosure Letter) and the other Transaction Agreements (and all exhibits and schedules thereto), and all certificates and instruments delivered hereunder or thereunder, collectively constitute and contain the entire agreement and understanding of the Seller and the Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and agreements, whether written or oral, among the parties hereto and thereto respecting the subject matter hereof and thereof.
Section 12.06. Assignment; Successors and Assigns. This Agreement shall not be assigned by (a) the Buyer without the prior written consent of the Seller, or (b) the Seller, without the prior written consent of the Buyer; provided, however, that (i) the Seller may, without the prior written consent of the Buyer, assign any portion of its rights under this Agreement to any of its controlled Affiliates, upon prior written notice to the Buyer; provided, that the Seller remains liable for its obligations hereunder following any such assignment; and (ii) Buyer may, without the prior written consent of the Seller, assign all or any portion of its rights under this Agreement to (x) one or more of its Affiliates, upon prior written notice to the Seller, (y) any lender to the Buyer or any of its Affiliates (including any of the Transferred Entities) for collateral security purposes, or (iii) any purchaser of all or substantially all of the assets of Buyer or any of its Affiliates (including any Transferred Entity). Any attempted or purported assignment in violation of this Section 12.06 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.
Section 12.07. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement or any other Transaction Agreements, including Article IX hereof, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except (a) as provided in Section 12.16 (with respect to Non-Party Affiliates) and (b) the Indemnified Parties who shall be third-party beneficiaries of, and entitled to enforce, Article XI.
Section 12.08. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified, including any Exhibits or Schedules hereto or thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 12.09. Disclosure Letter. Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that the relevance of such disclosure to such other Sections is reasonably apparent on its face without any further investigation or reference to underlying documentation. Matters reflected in any Section of the Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission of Liability or an indication that such item or other matter is material or could result in a material adverse effect on the financial condition, business or result of operations of the Business or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 12.10. Governing Law; Submission to Jurisdiction.
(a)    This Agreement and each other Transaction Agreement and all claims, proceedings or causes of action (whether at Law, in contract, tort, statute or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would cause, require or permit the application of the Laws of any other jurisdiction.
(b)    Except as provided in Section 4.03, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Court of Chancery (and any appellate courts thereof), over any Transaction Dispute and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any Transaction Dispute shall be heard and determined exclusively in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)    Each of the parties hereto hereby irrevocably and unconditionally consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.02.
Section 12.11. Specific Performance. Each party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Therefore, it is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Seller or the Buyer otherwise have an adequate remedy at Law.
Section 12.12. Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction:
(a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Disclosure Letter, Annexes and Exhibits hereto; (d) references to “$” shall mean U.S. dollars, and any account balances or transactions denominated in a currency other than the U.S. Dollars shall be converted on a basis consistent with clause 2(b) of the Transaction Accounting Principles; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Seller and the Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement, or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto; (o) the terms “delivered”, “made available” and “provided” (or words or phrases of similar import or nature) to the Buyer will mean that such documents or materials were present in the “Project Compass” electronic data room hosted by Intralinks provided for the transactions contemplated by this Agreement in folders accessible to the Buyer and its representatives at least one (1) Business Day prior to the Closing Date and remain present and accessible from such date through the Closing; (p) references to any Law shall mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part; and (q) the phrase “ordinary course of business” means ordinary course of business consistent with past practice.

Section 12.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf) or DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 12.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.14.
Section 12.15. Legal Representation.
(a)    The Buyer hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, members, partners, officers and employees (including, following the Closing, the Transferred Entities), and their respective successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (or any successor) (“Weil”) may represent any or all of the Seller or any of the other Pre-Closing Reorganization Selling Parties or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”) in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Transferred Entities. The Buyer, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.
(b)    The Buyer, on behalf of itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications, written or oral, between any of the Transferred Entities or any Person in the Seller Group and its counsel, including Weil, to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Buyer or any Transferred Entity (or if held by a Transferred Entity at Closing shall be deemed to have been transferred and assigned to the Seller) notwithstanding purchase and sale of the Transferred Entities, and instead survive, remain with and are controlled by the Seller (the “Privileged Communications”), without any waiver thereof. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any of the Transferred Entities, on the one hand, and a third party (other than a party to this Agreement or any of its Affiliates), on the other hand, the Buyer and the Transferred Entities may assert the attorney-client privilege to prevent disclosure to such third party.
(c)    The Buyer, on behalf of itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that, with respect to any Action or dispute between the Seller or one of its Affiliates (other than the Transferred Entities), on the one hand, and the Buyer or one of its Affiliates (including the Transferred Entities), on the other hand, only the Seller or its Affiliates may waive any evidentiary privilege that may attach to a pre-closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither the Buyer nor any of its Affiliates shall have the right to compel disclosure of such privileged information.
(d)    The Buyer, on behalf of itself and the Waiving Parties, hereby further agrees
(i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of a Transferred Entity or otherwise (including in the knowledge of the officers and employees), in any dispute or other Action against or involving any of the parties after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications by reason of the fact that any Privileged Communications are located in the records or email server of a Transferred Entity or otherwise accessible to Buyer as a result of Buyer’s ownership of the Transferred Entities (including in the knowledge of the officers and employees) and (iii) not to take any action for the purpose of, or with the intent to, cause a waiver of the privilege respecting the Privileged Communications.
Section 12.16. Non-Recourse. All claims or causes of action (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether at Law, in contract, tort or otherwise, or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER

STONERIDGE, INC.

By /s/ Matthew R. Horvath     Name: Matthew R. Horvath
Title: Chief Financial Officer

OTHER PRE-CLOSING REORGANIZATION SELLING PARTIES

STONERIDGE ELECTRONICS, INC.

By /s/ Matthrew R. Horvath     Name: Matthew R. Horvath
Title: Vice President and Treasurer

[Signature Page – Stock Purchase Agreement]

BUYER

CONTROL DEVICES ACQUISITION, LLC

By /s/ Matt Conway     Name: Matt Conway
Title:    Vice President and Secretary

[Signature Page – Stock Purchase Agreement]